SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Inverness Medical Innovations, Inc.
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June 4, 2010

Dear Fellow Stockholder:

You are cordially invited to attend Inverness Medical Innovation, Inc.’s Annual Meeting of Stockholders on Wednesday, July 14, 2010 at 12:30 p.m., local time, at our corporate headquarters located at 51 Sawyer Road, Suite 200, Waltham, MA 02453.

In addition to the matters described in the attached proxy statement, we will report on our activities for our fiscal year ended December 31, 2009. You will have an opportunity to ask questions and to meet your directors and executives.

We are pleased to be able to offer to our stockholders the option to access our proxy materials on the Internet. We believe this option will be preferred by many of our stockholders, as it allows us to provide our stockholders the information they need in a convenient and efficient format.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. Accordingly, please review our proxy materials and request a proxy card to sign, date, and return or submit your proxy or voting instruction card, as applicable, by telephone or through the Internet. Instructions for each type of voting are included in the Notice of Internet Availability of Proxy Materials that you received and on the proxy card. If you attend the meeting and prefer to vote at that time, you may do so.

We look forward to seeing you at the meeting. Your vote is important to us.

Cordially,

Ron Zwanziger
Chairman, Chief Executive Officer and President

INVERNESS MEDICAL INNOVATIONS, INC.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, July 14, 2010

Time:	12:30 p.m., local time

Place:	Inverness Medical Innovations, Inc. 51 Sawyer Road, Suite 200 Waltham, MA 02453

Purpose:

1.	Elect four Class III Directors to serve until the 2013 annual meeting of stockholders;

2.	Approve an amendment to Inverness Medical Innovations, Inc.’s Amended and Restated Certificate of Incorporation, as amended, to change the name of the Company;

3.	Approve the Inverness Medical Innovations, Inc. 2010 Stock Option and Incentive Plan;

4.	Approve an amendment to Inverness Medical Innovations, Inc.’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock by 50,000,000, from 150,000,000 to 200,000,000; and

5.	Conduct such other business as may properly come before the annual meeting and at any adjournment or postponement thereof.

Only stockholders of record on May 25, 2010 may vote at the annual meeting and at any adjournment or postponement thereof. We will begin mailing the Notice of Internet Availability of Proxy Materials on or before June 4, 2010. Our proxy materials, including this proxy statement and our 2009 Annual Report, which includes financial statements for the period ended December 31, 2009, will also be available on or before June 4, 2010 on the website referred to in the Notice of Internet Availability of Proxy Materials.

Our Board of Directors unanimously recommends you vote “FOR” each of the proposals presented to you in this proxy statement.

Your vote is important. Please cast your vote by mail, telephone or over the Internet by following the instructions included in the Notice of Internet Availability of Proxy Materials and on your proxy card.

Paul T. Hempel, Esq.
Secretary

June 4, 2010

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June 4, 2010

INVERNESS MEDICAL INNOVATIONS, INC.

51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Inverness Medical Innovations, Inc. for use at our 2010 Annual Meeting of Stockholders to be held on Wednesday, July 14, 2010, at 12:30 p.m., local time, at our corporate headquarters located at 51 Sawyer Road, Suite 200, Waltham, MA 02453, and at any adjournments or postponements of the annual meeting. References in this proxy statement to “us,” “we,” “our” and “Company” refer to Inverness Medical Innovations, Inc., except where otherwise indicated, such as in the “Compensation Committee Report” and the “2009 Audit Committee Report.”

General Information

Delivery of Proxy Materials

We are providing access to our proxy materials (including this proxy statement, together with a notice of meeting and our annual report) on the Internet pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”). Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders entitled to vote at the meeting. You may also request a printed copy of the proxy materials by mail. If you do so, these materials will also include the proxy card for the annual meeting. The Notice that you received via mail provides instruction for accessing the current proxy materials over the Internet, requesting a printed copy of the proxy materials, establishing your future preferences for proxy material delivery and casting your vote via the Internet. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by July 5, 2010.

All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed copy of the proxy materials at no charge. If you request a printed copy of the proxy materials, we will mail them to you within three business days of your request. The Notice includes instructions on how to access the electronic proxy materials, as well as instructions for requesting a printed copy. In addition, stockholders may permanently elect to receive future proxy materials in either electronic form by email or printed form by mail. If you make such an election, we will continue to send you the materials pursuant to your election, until you notify us otherwise.

Who May Vote

Holders of our common stock, as recorded in our stock register at the close of business on May 25, 2010, may vote at the annual meeting on matters properly presented at the meeting. As of that date, there were 84,073,371 shares of our common stock outstanding and entitled to one vote per share. A list of stockholders will be available for inspection for at least ten days prior to the meeting at the principal executive offices of the Company at 51 Sawyer Road, Suite 200, Waltham, MA 02453.

Electronic Access to Proxy Materials and Annual Report

The Notice includes instructions regarding how to:

•	view your proxy materials for the annual meeting on the Internet; and

•	instruct us to send you all future proxy materials by email.

If you choose to receive future proxy materials by email, next year you will receive an email with a link to the proxy materials and proxy voting site. Your election to receive future proxy materials by email will remain in effect until you terminate your election. Choosing to receive your future proxy materials by email will save us the cost of producing and mailing these documents.

How to Vote

Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to authorize your proxy in advance. We encourage you to authorize your proxy electronically by going to the website identified on the Notice or on your proxy card, or by calling the toll-free number (for residents of the United States and Canada) listed on your proxy card. Please have your proxy card in hand when going online or calling. If you authorize your proxy electronically, you do not need to return your proxy card. If you received proxy materials by mail and choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

If you hold your shares beneficially in street name, i.e., through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your broker or other nominee to vote these shares.

How Proxies Work

Our Board of Directors (the “Board”) is asking for your proxy. Giving us your proxy means you authorize our designated proxy holders, Ron Zwanziger and Paul T. Hempel (or their substitutes), to vote your shares at the meeting, or at any adjournment or postponement thereof, in the manner you direct. With respect to the election of directors, you may vote for all, some or none of our director candidates. With respect to the other proposals, you may vote for or against the proposal or abstain from voting.

Your shares will be voted at the annual meeting as directed by your electronic proxy, the instructions on your proxy card or voting instructions if: (1) you are entitled to vote, (2) your proxy was properly executed or properly authorized electronically, (3) we received your proxy prior to the annual meeting and (4) you did not revoke your proxy prior to or at the meeting.

If you authorize your proxy electronically or send a properly executed proxy without specific voting instructions, the designated proxy holders will vote your shares in favor of our director candidates and in favor of the other proposals.

As of the date hereof, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting, including any proposal submitted by a stockholder that was omitted from this proxy statement in accordance with applicable federal securities laws, the designated proxy holders will vote your shares according to their best judgment.

Solicitation

In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay all of the costs of soliciting this proxy. We also reimburse brokers, banks, nominees and other fiduciaries for their expenses in sending these materials to you and getting your voting instructions. We have also engaged The Altman Group to assist us with the solicitation of proxies, and we expect to pay The Altman Group approximately $6,000 for its services, plus out-of-pocket expenses incurred during the course of its work.

Revoking a Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

•	voting again on the Internet or telephone (only the latest Internet or telephone proxy will be counted);

•	properly executing and delivering a later-dated proxy card;

•	voting by ballot at the meeting; or

•	notifying the Company’s Secretary in writing.

Quorum

In order to carry on the business of the meeting, we must have a quorum. Under our bylaws, this means at least a majority of the voting power of all outstanding shares entitled to vote must be represented at the meeting, either by proxy or in person. Proxies marked as abstaining or withheld, limited proxies and proxies containing broker non-votes with respect to any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast on such matter. A “broker non-vote” is a proxy submitted by a broker or other nominee holding shares on behalf of a client in which the broker or other nominee indicates that it does not have discretionary authority to vote such shares on a particular matter.

Vote Required

Each proposal sets forth the vote required for approval of the matter.

Dissenter’s Rights

Under Delaware law, you will not have dissenter’s, appraisal or other similar rights with respect to any of the proposals set forth in this proxy statement.

Multiple Stockholders Sharing the Same Address

Please note that brokers may deliver only one Notice, annual report and proxy statement to multiple security holders sharing an address. This practice, known as “householding,” is designed to reduce printing and postage costs. If any stockholder residing at such an address wishes to receive a separate Notice, annual report or proxy statement, we will promptly deliver a separate copy to any stockholder upon written or oral request to Doug Guarino at Inverness Medical Innovations, Inc., 51 Sawyer Road, Suite 200, Waltham, MA 02453, by telephone at (781) 647-3900 or by e-mail at doug.guarino@invmed.com.

Corporate Governance

The Board of Directors

Our Board of Directors currently consists of ten members who are divided into three classes as follows: three Class I Directors (John F. Levy, Jerry McAleer, Ph.D. and John A. Quelch, Ph.D.), three Class II Directors (Carol R. Goldberg, James Roosevelt, Jr. and Ron Zwanziger) and four Class III Directors (Robert P. Khederian, David Scott, Ph.D., Peter Townsend and Eli Y. Adashi, M.D.). The members of each class serve for a staggered three-year term and, at each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are expiring. The current terms of the Class I Directors, Class II Directors and Class III Directors will expire at the annual meetings of stockholders held following the end of calendar years 2010, 2011 and 2009, respectively. The Board has determined that the following directors are independent under the rules of the New York Stock Exchange (“NYSE”): Dr. Adashi, Ms. Goldberg, Mr. Khederian, Mr. Levy, Dr. Quelch, Mr. Roosevelt and Mr. Townsend.

The Board held 10 meetings during the last fiscal year. We have no formal policy regarding Board members’ attendance at annual meetings of stockholders. Last year, no members of the Board attended our annual meeting of stockholders.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each composed solely of directors who satisfy the applicable independence requirements of the NYSE’s listing standards. All three committees operate pursuant to written charters which are posted on the Corporate Governance page on our website at www.invmed.com.

The Audit Committee

The Audit Committee consists of Mr. Levy, its Chairperson, Mr. Townsend and Mr. Khederian. Among other things, the Audit Committee oversees our accounting and financial reporting processes, including the selection, retention and oversight of our independent registered public accountant and the pre-approval of all auditing and non-auditing services provided by the independent registered public accountant. The Audit Committee’s 2009 Audit Committee Report is included in this proxy statement beginning on page 46. The Board has determined that Mr. Levy is an “audit committee financial expert,” as defined by SEC rules adopted pursuant to the Sarbanes-Oxley Act. The Audit Committee held 10 meetings during fiscal year 2009.

The Compensation Committee

The Compensation Committee consists of Ms. Goldberg, its Chairperson, Dr. Adashi and Mr. Khederian. The Compensation Committee develops and implements executive officer and director compensation policies and plans that are appropriate for us in light of all relevant circumstances and which provide incentives that further our long-term strategic plans and are consistent with our culture and the overall goal of enhancing enduring stockholder value. Under its charter, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee, but to date it has not chosen to do so. During fiscal year 2009, the Compensation Committee held 7 meetings. The Compensation Discussion and Analysis recommended by the Compensation Committee to be included in this proxy statement begins on page 28. Among other things, the Compensation Discussion and Analysis describes in greater detail the Compensation Committee’s role in the executive compensation process. In addition, the Compensation Committee’s role in establishing director compensation is described in more detail under “Compensation of Directors” beginning on page 43 of this proxy statement.

The Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Dr. Quelch, its Chairperson, Mr. Khederian, Mr. Levy and Mr. Roosevelt. The Nominating and Corporate Governance Committee is charged with recommending nominees for election to the Board, overseeing the selection and composition of committees to the Board, developing and recommending corporate governance principles and overseeing our continuity planning process. The Nominating and Corporate Governance Committee conducts all necessary and appropriate inquiries into the backgrounds and qualifications of possible director candidates and has the authority to retain any search firm or other advisors to assist in identifying candidates to serve as directors. The Nominating and Corporate Governance Committee has established a policy with regard to the consideration of director candidates recommended by holders of our voting stock. The material elements of this policy are set forth and discussed below under “Stockholder Proposals” beginning on page 48 and the full policy can be viewed on the Corporate Governance page of our website at www.invmed.com. Pursuant to the committee’s charter, in identifying and evaluating director candidates, including candidates proposed or recommended by stockholders, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board. While the Company does not have a formal diversity policy for Board membership, the Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s discussions and decisions. The Nominating and Corporate Governance Committee considers diversity with respect to viewpoints, accomplishments, skills, experiences and community involvement, among other factors such as gender, race, national origin and age, in its evaluation of candidates for Board membership. Such diversity considerations are discussed by the Nominating and Corporate Governance Committee in connection with the general qualifications of each potential nominee. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards and whether the candidate would bring a unique perspective to the Board, which is consistent with the committee’s goal of creating a board of directors that best serves the needs of the Company and the interest of its shareholders. During fiscal year 2009, the Nominating and Corporate Governance Committee held 2 meetings.

Executive Sessions

The non-management directors meet at regularly scheduled executive sessions without management participation, generally in connection with regularly scheduled Board meetings. At each such session, the non-management directors select a director to preside over such session.

Board Leadership Structure and Role in Risk Oversight

The Board has determined that a board leadership structure featuring a single leader as Chairman and Chief Executive Officer (“CEO”) best serves the interests of the Company and its shareholders. The combined role promotes consistent and unified leadership, timely decision-making, strategy development and execution and effective management of company resources. The combined role also facilitates information flow between management and the Board. Combining the roles of Chairman and CEO makes clear that the individual serving in these roles has primary responsibility for managing the Company’s business, under the oversight and review of the Board. The CEO is the individual with primary responsibility for implementing the Company’s strategy, directing the work of other executive officers and leading implementation of the Company’s strategic plans as approved by the Board. This structure results in a single leader being directly accountable to the Board and, through the Board, to shareholders, and enables the CEO to act as the key link between the Board and other members of management.

We do not have a lead director, but our non-management directors meet in executive session without management present regularly, generally after all regular meetings of the Board. Prior to each meeting in executive session a presiding director is selected by the non-management directors. All of the directors on each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent directors.

Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the risk management processes are adequate and functioning as designed. The Board’s involvement in risk oversight includes receiving regular reports from members of senior management and evaluating areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. In addition, the Board has delegated risk oversight to each of its key committees within their areas of responsibility. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each report at the next meeting of the Board all significant items discussed at each committee meeting, which includes a discussion of items relating to risk oversight. The Compensation Committee assists the Board in its risk oversight function by overseeing strategies related to our incentive compensation programs and key employee retention issues. The Audit Committee assists the Board in its risk oversight function by reviewing our system of disclosure controls and our internal controls over financial reporting. The Nominating and Corporate Governance Committee assists the Board in its risk oversight function by managing risks associated with director candidate selection, governance and succession matters.

Communications with the Board

Stockholders and interested parties wishing to communicate with the Board or any director or group of directors (including only the non-management directors) should direct their communications to: Secretary, Inverness Medical Innovations, Inc., 51 Sawyer Road, Suite 200, Waltham, MA 02453. Stockholder communications must state the number of shares of our stock beneficially owned by the stockholder sending the communication. The Secretary will forward the stockholder or interested party communication to the Board or to any individual director or directors to whom the communication is directed; provided, however, that if the communication is unduly hostile, profane, threatening, illegal or otherwise inappropriate, the Secretary has the authority to discard the communication and take any appropriate legal action.

Code of Ethics

Our Board has adopted a code of ethics that applies to all of our employees and agents worldwide, including our chief executive officer, our chief financial officer, our other executive officers and the members of the Board. Known as The Inverness Medical Innovations Business Conduct Guidelines, this code of ethics is posted in its entirety on the Corporate Governance page of our website at www.invmed.com.

Proposal 1

Election of Directors

At the 2010 annual meeting, the term of the Class III Directors will expire. The Board proposes, at the recommendation of the Nominating and Corporate Governance Committee, that at the 2010 annual meeting of stockholders the following nominees be elected as Class III Directors:

Robert P. Khederian
David Scott, Ph.D.
Peter Townsend
Eli Y. Adashi, M.D.

As noted above, each of these nominees is currently serving as a member of the Board. The proxies granted by stockholders will be voted individually at the annual meeting for the election of these four nominees. In the event that Mr Khederian, Dr. Scott, Mr. Townsend or Dr. Adashi shall be unable to serve, it is intended that the proxy will be voted for any replacements nominated by the Board. Mr. Khederian, Dr. Scott, Mr. Townsend and Dr. Adashi have indicated that they will serve on the Board, if elected. For information regarding these nominees, see “Information Regarding Nominees, Other Directors and Executive Officers” beginning on page 19 of this proxy statement.

Vote Required

The Class III Directors must be elected by a plurality of the votes properly cast at the annual meeting. This means that the four nominees receiving the highest number of FOR votes will be elected as Class III Directors. Votes may be cast FOR or WITHHELD FROM each nominee. Votes that are WITHHELD FROM the nominees will be excluded entirely from the vote and will have no effect. Furthermore, if you hold your shares in your own name as a holder of record, and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will be excluded entirely from the vote and will have no effect. Under NYSE rules, if you do not give instructions to your broker, it is permitted to vote any shares it holds for your account in its discretion with respect to “routine” proposals, but it is not allowed to vote your shares with respect to certain non-routine proposals. Starting this year, the election of directors is a “non-routine” proposal. If you do not instruct your broker how to vote with respect to the election of directors, your broker will not vote with respect to this proposal and those votes will be counted as “broker non-votes.” If your shares are held by a broker, bank or other nominee (i.e., in “street name”) and you fail to give instructions as to how you want your shares voted, the broker, bank or other nominee will not vote your shares in the election of directors and the votes represented by your shares will be excluded entirely from the vote and will have no effect.

Recommendation

The Board unanimously recommends a vote FOR the election of the nominees listed above.

Proposal 2

Approval of Amendment to Amended and Restated Certificate of
Incorporation to Change the Name of the Company

Introduction

The Board has adopted and is seeking stockholder approval of an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to change our name from “Inverness Medical Innovations, Inc.” to “Alere Inc.” (the “Name Change”). The Board recommends this action in order to create a more unified company identity under a single, global brand, and to better serve medical professionals, health plans, employers, and consumers in the process.

Rationale for the Proposed Name Change

A strong brand name is a powerful commercial differentiator—an important driver of growth.

Since our inception, we have grown our business based on our goal of becoming the world-leader in enabling individuals to take charge of their health at home. A component of this strategy has been the acquisition of numerous companies, products and technologies. Through our acquisitions and internal initiatives, we have built a complementary portfolio of innovative diagnostic products and differentiated health management services which will allow us to provide extensive support to health care professionals and patients across the globe.

In order to best leverage the strength of our combined offerings, which currently include products and services offered by numerous companies under several brand names, we believe that an alignment of our core brands and customer-facing companies is required to maximize our visibility and growth potential. We thoroughly evaluated a number of potential names, including new potential names and names already in use by us. Based on extensive research with investors, customers, and industry experts in the United States and abroad, we selected the name Alere. We currently utilize the Alere brand for our health management services offerings and, therefore, the brand already benefits from recognition within the healthcare community by providers and patients alike. Alere is a Latin verb meaning, in the greater sense, “to nurture,” “to care for,” or “to support.” As a company focused on changing the future of healthcare through advances in individual patient care, the name Alere clearly reflects our goals and our strategy.

We therefore intend to launch future products under the Alere brand, rebrand core products under the Alere name by 2012 and change the names of our local sales companies and many of the other businesses that we operate to Alere. By unifying our core operations under a single, global brand, customers, business affiliates, and employees will be able to identify Alere as a world leader in enabling individuals to take charge of improving their health and quality of life. Building a highly recognized brand will facilitate acceptance of our products, new and existing, across the globe and particularly in new markets as well as reinforce our vision of bringing healthcare closer to the home. We believe that changing our corporate name to Alere will further support the understanding and acceptance of our newly unified brand.

How the Proposed Name Change would be Implemented

If the Name Change is approved by stockholders, it will be implemented through, and become effective upon, the filing of an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. This amendment will change Article I of the Certificate of Incorporation to read in its entirety as follows:

Article I

The name of the Corporation is Alere Inc.

No changes will be made to the other provisions of the Certificate of Incorporation pursuant to this Proposal 2. A copy of the proposed amendment to our Certificate of Incorporation is set forth in Appendix A hereto.

If the Name Change becomes effective, the rights of stockholders holding certificated shares under currently outstanding stock certificates and the number of shares represented by those certificates will remain unchanged. The Name Change will not affect the validity or transferability of any currently outstanding stock certificates nor will it be necessary for stockholders with certificated shares to surrender or exchange any stock certificates they currently hold as a result of the name change. Regardless of whether the name change is approved, we will continue our product and services rebranding efforts under the Alere brand as described above.

Vote Required

A quorum being present, the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on this Proposal 2 is required to approve the Name Change. Votes may be cast for or against the proposal or may abstain; votes that abstain and broker non-votes will have the effect of a vote against the proposal.

Recommendation

The Board is of the opinion that the change of the Company name from “Inverness Medical Innovations, Inc.” to “Alere Inc.” is in the interest of the Company and its stockholders as a whole. Accordingly, the Board unanimously recommends a vote FOR the approval of the amendment to change the Company name from “Inverness Medical Innovations, Inc.” to “Alere Inc.”

Proposal 3

Approval of the Inverness Medical Innovations, Inc.
2010 Stock Option and Incentive Plan

Introduction

The Board has adopted, subject to stockholder approval, the Inverness Medical Innovations, Inc. 2010 Stock Option and Incentive Plan (the “2010 Plan”). The Board believes it is in the best interest of the Company to adopt the 2010 Plan because, as of May 12, 2010, only 529,386 shares of our common stock remained available for future grants or awards under the Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan (the “2001 Plan”) and because no incentive stock options are able to be granted under the 2001 Plan after August 14, 2011. While some additional shares may become available under the 2001 Plan through employee terminations, this number is not expected to be significant.

The Board recommends this action in order to enable the Company to continue to provide a source of stock to attract and retain talented personnel, especially in the event of future acquisitions and anticipated future growth. The Board believes that stock options promote growth and provide a meaningful incentive to employees of successful companies.

The 2010 Plan would authorize the Company to issue shares of Inverness common stock pursuant to various stock incentive awards. The total number of shares of Inverness common stock issuable pursuant to the 2010 Plan would equal 1,000,000, plus an additional number of shares equal to the number of shares remaining available for new grants or awards under the 2001 Plan as of the date this Proposal 3 is approved by our stockholders. The number of shares of Inverness common stock reserved for issuance under the 2010 Plan is subject to adjustment for stock splits, stock dividends and similar events. The 2001 Plan will terminate as to new grants or awards as of the date this Proposal 3 is approved by our stockholders.

The following description of material terms of the 2010 Plan is intended to be a summary only. This summary is qualified in its entirety by reference to the complete text of the 2010 Plan. Stockholders are urged to read the actual text of the 2010 Plan, as proposed, in its entirety which is set forth as Appendix B to this proxy statement.

Summary of the 2010 Stock Option and Incentive Plan

Administration.  The 2010 Plan provides for administration by the Board or by a committee of not fewer than two independent directors, referred to as the “administrator,” provided that, for purposes of awards to directors and officers who are subject to the requirements to Section 16 of the Securities Exchange Act of 1934, the administrator shall be deemed to include only directors who are independent directors and for purposes of performance based awards, the administrator shall be a committee of the Board composed of two or more outside directors, as appointed by the Board from time to time. As proposed, the Board of Directors will serve as the administrator of the 2010 Plan.

The administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2010 Plan. The administrator may permit common stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the administrator may permit interest, dividends or deemed dividends to be credited to the amount of deferrals.

Eligibility and Limitations on Grants.  All of our officers, employees, directors, consultants and other key persons (including prospective employees) are eligible to participate in the 2010 Plan, subject to the discretion of the administrator. We currently have approximately 9,400 employees, excluding temporary and contract employees. In no event may any one participant receive options to purchase more than 1,000,000 shares of common stock, subject to adjustment for stock splits and similar events, during any one calendar year. The 2010 Plan will provide that different types of awards will count differently against the total number of shares available. Full value awards settled in stock, other than an award that is a stock option or other award that requires the grantee to purchase shares for an amount not less than their fair market value at the time of grant, will be counted against the overall share limitation as 3 shares. All other awards will continue to be counted against the overall share limitation as 1 share.

Stock Options.  Options granted under the 2010 Plan may be either incentive stock options, referred to as “incentive options,” within the definition of Section 422 of the Internal Revenue Code, or non-qualified stock options, referred to as “non-qualified options.” Options granted under the 2010 Plan will be non-qualified options if they fail to meet the Internal Revenue Code definition of incentive options, are granted to a person not eligible to receive incentive options under the Internal Revenue Code, or otherwise so provide. Incentive options may be granted only to officers or other employees of the Company or its subsidiaries. Non-qualified options may be granted to persons eligible to receive incentive options and to non-employee directors and other key persons.

Other Option Terms.  The administrator has authority to determine the terms of options granted under the 2010 Plan. Options are granted with an exercise price that is not less than the fair market value of our common stock on the date of the option grant. In addition, the repricing of stock options shall not be permitted without shareholder approval.

The life of each option will be fixed by the administrator and may not exceed ten years from the date of grant. The administrator will determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the administrator; provided that the administrator may not accelerate the exercisability of options, other than by reason of, or in connection with, the death, disability or retirement of the optionee, the termination without cause of the optionee’s employment or a change of control of the Company, if the number of options so accelerated when combined with the number of unrestricted stock awards granted would exceed 10% of the maximum number of shares issuable under the 2010 Plan. In general, unless otherwise permitted by the administrator, no option granted under the 2010 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Options granted under the 2010 Plan may be exercised for cash or by the transfer to us of shares of common stock which are not then subject to restrictions under the 2010 Plan or any other stock plan that we maintain, and which have a fair market value equivalent to the option exercise price of the shares being purchased. Such options may also be exercised by compliance with certain provisions pursuant to which a securities broker delivers the purchase price for the shares to us on behalf of the optionee. In addition, non-qualified options granted under the 2010 Plan may be exercised under a “net exercise” arrangement between the Company and the optionee pursuant to which the number of shares of common stock issued upon exercise of the option will be reduced by a number of shares with an aggregate fair market value equal to the aggregate exercise price of the option.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

Stock Appreciation Rights.  The administrator may award stock appreciation rights to participants subject to such terms and conditions as the administrator may determine. The exercise price for a stock appreciation right shall not be less than the fair market value of our common stock on the date of grant and the term of a stock appreciation right may not be longer than ten years. A stock appreciation right is an award entitling the recipient to receive shares of stock having a value on the date of exercise calculated as follows: (i) the grant date exercise price of a share of Stock is (ii) subtracted from the fair market value of the Stock on the date of exercise and (iii) the difference is multiplied by the number of shares of stock with respect to which the stock appreciation right shall have been exercised.

Restricted Stock Awards.  The administrator may grant or sell shares of common stock to any participant subject to such conditions and restrictions as the administrator may determine. The shares may be sold for a price determined by the administrator. These conditions and restrictions may include the achievement of pre-established performance goals and/or continued employment with us through a specified vesting period. The vesting period shall be determined by the administrator but shall be at least one year for attainment of pre-established performance goals or at least three years for other conditions and restrictions, including the participant’s continued employment with us. If the applicable performance goals and other restrictions are not attained, or if the participant’s employment with the Company terminates for any reason, the Company shall have the right to repurchase restricted stock that has not vested at its original purchase price from the participant or the participant’s legal representative.

Unrestricted Stock Awards.  The administrator may also grant shares of common stock which are free from any restrictions under the 2010 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation due to such participant. The aggregate number of unrestricted stock awards that may be granted under the plan, when combined with stock underlying options that were accelerated other than by reason of, or in connection with, death, disability or retirement of the participant, the termination without cause of the participant’s employment or change of control of the Company, may not exceed 10% of the maximum number of shares issuable under the plan.

Restricted Stock Units.  The administrator may also award phantom stock units to participants as restricted stock units. The restricted stock units are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The vesting period shall be determined by the administrator but shall be at least one year for attainment of pre-established performance goals or at least three years for other conditions and restrictions, including the participant’s continued employment with us. During the deferral period, subject to terms and conditions imposed by the administrator, the restricted stock units may be credited with dividend equivalent rights with respect to the phantom stock units underlying the restricted stock units. Subject to the consent of the administrator and in accordance with the requirements of Section 409A of the Internal Revenue Code, a participant may make an advance election to receive a portion of his compensation or restricted stock award otherwise due in the form of restricted stock units. If the participant’s employment with the Company terminates for any reason, the participant’s right in all restricted stock units that have not vested shall automatically terminate.

Performance Share Awards.  The administrator may grant performance share awards to any participant which entitle the recipient to receive shares of common stock upon the achievement of individual or company performance goals and such other conditions as the administrator shall determine. The periods during which performance is to be measured shall not be, in the aggregate, less than one year.

Dividend Equivalent Rights.  The administrator may grant dividend equivalent rights, which entitle the recipient to receive credits for dividends that would be paid if the grantee held specified shares of common stock. Dividend equivalent rights may be settled either in cash or shares of common stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award.

Performance-Based Awards.  Grants of performance-based awards enable us to treat restricted stock awards, restricted stock units and performance share awards granted under the 2010 Plan to covered persons, as defined in Section 162(m) under the Internal Revenue Code as “performance-based compensation” under Section 162(m) and preserve the deductibility of these awards for federal income tax purposes. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the administrator for the period are satisfied. These pre-established performance goals may include: earnings before interest, taxes, depreciation and amortization; net income or loss (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of our common stock; cash flow; funds from operations or similar measure; sales or revenue; acquisitions or strategic transactions; operating income or loss;

return on capital, assets, equity, or investment; total stockholder returns or total returns to stockholders; gross or net profit levels; productivity; expense; margins; operating efficiency; customer satisfaction; working capital; earnings per share of stock; or lease up performance, net operating income performance or yield on development or redevelopment communities—any of which may be measured either in absolute terms with or as compared to any incremental increase or as compared to results of a peer group. With regard to a particular performance period, the administrator will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the administrator may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed on the date the performance-based award is paid to be eligible for a performance-based award for that period.

Section 409A Awards.  To the extent that any award granted under the 2010 Plan is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code, the administrator shall impose additional rules and requirements as may be necessary in order to comply with Section 409A. In this regard, if any amount under an award subject to Section 409A is payable upon a “separation from service” (within the meaning of Section 409A) to a participant who is then considered a “specified employee” (also within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the participant’s separation from service, or (ii) the participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. The settlement of any Section 409A award may not be accelerated or postponed except to the extent permitted by Section 409A.

Change of Control Provisions.  The 2010 Plan provides that in the event of a “change of control” as defined in the 2010 Plan, all stock options will automatically become fully exercisable and the restrictions and conditions on all other awards will automatically be deemed waived, unless otherwise provided in the applicable award agreement.

Adjustments for Stock Dividends, Mergers, etc.  The 2010 Plan authorizes the administrator to make appropriate adjustments to the number of shares of common stock that are subject to the 2010 Plan and to any outstanding awards to reflect stock dividends, stock splits and similar events. In the event of certain transactions, such as a merger, consolidation, dissolution or liquidation of our Company, the 2010 Plan and all awards will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or adjustments of outstanding stock options or awards. Before any outstanding stock options or other awards terminate, the option holders will have an opportunity to exercise their outstanding options, and holders of other awards will receive a cash or in kind payment of such appropriate consideration as determined by the administrator in its sole discretion after taking into account the consideration payable per share of common stock pursuant to the business combination. The administrator may adjust the number of shares subject to outstanding awards and the exercise price and the terms of outstanding awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the administrator that such adjustment is appropriate to avoid distortion in the operation of the 2010 Plan, provided that no such adjustment shall be made in the case of an incentive stock option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code.

Amendments and Termination.  Subject to requirements of law or the rules of any stock exchange, the Board may at any time amend or discontinue the 2010 Plan and the administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect the rights under any outstanding awards without the holder’s consent. To the extent required by the Internal Revenue Code to ensure that options granted under the 2010 Plan qualify as incentive options or that compensation earned under the options granted under the 2010 Plan qualifies as performance-based compensation under the Internal Revenue Code, plan amendments shall be subject to approval by our stockholders.

Forfeiture of Awards under Sarbanes-Oxley Act.  If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under state or federal securities laws, then, to the extent required by law, any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any award received by that individual under the 2010 Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, of the financial document embodying such financial reporting requirement.

Future Plan Benefits.  Approximately 9,400 employees, including our named executive officers, and all of our non-employee directors will be eligible to receive awards under the 2010 Plan. Because the granting of awards under the 2010 Plan is discretionary, we cannot now determine the number or type of awards to be granted in the future to any particular person or group if the 2010 Plan is approved.

Material Federal Income Tax Consequences

The following discussion describes the material federal income tax consequences of transactions under the 2010 Plan. It does not describe all federal tax consequences under the 2010 Plan, nor does it describe state or local tax consequences.

Incentive Options.  No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and we will not have a deduction for federal corporate income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above, a “disqualifying disposition,” generally the optionee will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment, or one year in the case of termination of employment by reason of disability. In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-qualified Options.  With respect to non-qualified options under the 2010 Plan, no income is realized by the optionee at the time the option is granted. Generally,

•	at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and

•	at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held.

Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock.

Stock Appreciation Rights.  The grantee of a stock appreciation right recognizes no income for federal income tax purposes on the grant thereof. On the exercise of a stock appreciation right, the grantee will recognize as ordinary income the difference between the fair market value of our common stock on the date of exercise and the exercise price of the stock appreciation right, multiplied by the number of shares of common stock subject to the stock appreciation right. If the grantee of a stock appreciation right does not exercise such right, the grantee will recognize as ordinary income the excess of the fair market value of our common stock on the last day of the term of the stock appreciation right over the exercise price of the stock appreciation right, if any, multiplied by the number of shares of common stock subject to the stock appreciation right.

Restricted and Unrestricted Stock Awards.  The grantee of a restricted or unrestricted stock award recognizes no income for federal income tax purposes on the grant thereof.

A grantee of a restricted stock award recognizes no income for federal income tax purposes upon the receipt of common stock pursuant to that award, unless, as described below, the grantee otherwise elects. Instead, the grantee will recognize ordinary income in an amount equal to the fair market value of the common stock on the date that it is no longer subject to a substantial risk of forfeiture less the amount, if any, the grantee paid for such stock. Such fair market value becomes the basis for the underlying shares and will be used in computing any capital gain or loss upon the disposition of such shares (which will be long-term capital gain if the grantee held the shares for more than one year after the date on which the shares are no longer subject to a substantial risk of forfeiture).

Alternatively, the grantee of a restricted stock award may elect, pursuant to Section 83(b) of the Internal Revenue Code, within 30 days of the acquisition of common stock pursuant to the restricted stock award, to include in gross income as ordinary income for the year in which the common stock is received, the fair market value of the common stock on the date it is received less the amount, if any, the grantee paid for such stock. Such fair market value will become the basis for the shares and will be used in determining any capital gain or loss upon the disposition of such shares (which will be long-term capital gain if the disposition is more than one year after the date the shares are received). Grantees of restricted stock awards are advised to consult their own tax advisors with regard to elections pursuant to Section 83(b) of the Internal Revenue Code.

Upon receipt of common stock pursuant to an unrestricted stock award, the grantee will recognize as ordinary income the difference between the fair market value of the common stock less the amount, if any, the grantee paid for such stock. The grantee’s basis in such shares will be equal to the fair market value of the shares on the date of receipt, and this basis will be used in determining any capital gain or loss upon a subsequent disposition of the shares (which will be long-term capital gain if the disposition is more than one year after the date the shares are received).

Subject to certain limitations, we may deduct an amount equal to the amount recognized by the grantee of a restricted or unrestricted stock award as ordinary income for the year in which such income is recognized.

Restricted Stock Units.  The grantee of a restricted stock unit recognizes no income for federal income tax purposes on the grant thereof. Upon the receipt of common stock pursuant to a restricted stock unit, the federal income tax laws applicable to restricted stock awards, described above, will apply if the stock is restricted stock, and the federal income tax laws applicable to unrestricted stock awards, described above, will apply if the stock is unrestricted common stock.

Subject to certain limitations, we may deduct an amount equal to the amount recognized by the grantee of a restricted stock unit as ordinary income for the year in which the restricted stock unit is exercised or lapses.

Performance Share Awards.  The federal income tax laws applicable to performance share awards are the same as those applicable to restricted stock awards, described above.

Dividend Equivalent Rights.  There generally will be no tax consequences as a result of the award of a dividend equivalent right. When payment is made, the holder of the dividend equivalent rights generally will recognize ordinary income, and we will be entitled to a deduction, equal to the amount received in respect of the dividend equivalent.

Parachute Payments.  The vesting or exercisability of any portion of any option or other award that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in Section 280G of the Internal Revenue Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment in addition to other taxes ordinarily payable.

Limitation on our Deductions.  As a result of Section 162(m) of the Internal Revenue Code, our deduction for certain awards under the stock option plan may be limited to the extent that a covered employee receives compensation in excess of $1,000,000 in such taxable year, other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Internal Revenue Code.

Vote Required

The approval of the proposal to adopt the 2010 Stock Option and Incentive Plan requires the affirmative vote of a majority of the votes properly cast on the proposal, provided that, in accordance with the rules of the NYSE, the total votes cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal (the “NYSE Voting Requirement”). Under the rules of the NYSE, abstentions will count as votes casts with respect to this matter; accordingly, abstentions will be included in determining whether the NYSE Voting Requirement has been achieved, but will have the effect of a vote “against” the proposal. Broker non-votes will not be counted as votes cast on this matter; accordingly, broker non-votes will make it more difficult for the NYSE Voting Requirement to be achieved (as they will not be included), but if the NYSE Voting Requirement is achieved, they will have no effect on the outcome of the vote.

Recommendation

The Board unanimously recommends a vote FOR the approval of the 2010 Stock Option and Incentive Plan.

Proposal 4

Approval of Amendment to Amended and Restated Certificate of
Incorporation to Increase the Authorized Common Stock

Our Certificate of Incorporation currently authorizes the issuance of up to 150,000,000 shares of common stock, and 5,000,000 shares of preferred stock. On April 7, 2010, the Board unanimously adopted a resolution setting forth a proposed amendment to Article IV of the Certificate of Incorporation, subject to stockholder approval, to increase the shares of common stock that are authorized for issuance by 50,000,000 shares (the “Amendment”), bringing the total number of shares of common stock authorized for issuance to 200,000,000. No change will be made to the other provisions of the Certificate of Incorporation pursuant to this Proposal 4. The additional authorized shares of common stock, if and when issued, would have the same rights and privileges as the shares of common stock previously authorized. As of May 12, 2010, there were 84,081,927 shares of common stock issued and outstanding, including 23,863 shares of common stock held in treasury, 8,591,912 shares of common stock reserved for issuance under our 2001 Stock Option and Incentive Plan (including outstanding options), 944,932 shares reserved for issuance under our 2001 Employee Stock Purchase Plan, 398,507 shares of common stock reserved for issuance upon the exercise of outstanding warrants, 1,973,846 shares of common stock reserved for issuance under other outstanding stock options that were not issued under our 2001 Stock Option and Incentive Plan, 3,410,641 shares of common stock reserved for issuance under our $150.0 million, 3% senior subordinated convertible notes, convertible at $43.98 per share, 27,647 shares of common stock reserved for issuance under our $1.7 million of subordinated convertible promissory notes, convertible at $61.49 per share and 23,157,911 shares of common stock reserved for issuance upon conversion of, or as dividends on, the Series B Convertible Perpetual Preferred Stock (“Series B Preferred Stock”). Accordingly, as of May 12, 2010, there were an aggregate of 122,587,323 shares reserved for issuance, leaving only 27,412,677 shares available for future issuance. If Proposal 3 to this proxy statement is approved, the shares available for future issuance will be further reduced by 1,000,000 shares.

The additional shares of common stock authorized by the Amendment could be issued at the direction of the Board from time to time for any proper corporate purpose, including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business, a split of or dividend on then outstanding shares or in connection with any employee stock plan or program. The holders of shares of common stock do not presently have preemptive rights to subscribe for any of our securities and holders of common stock will not have any such rights to subscribe for the additional common stock proposed to be authorized.

To implement the Amendment, the first paragraph of Article IV of our Certificate of Incorporation would be amended to read as follows: “The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Five Million (205,000,000) shares, of which (i) Two Hundred Million (200,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) Five Million (5,000,000) shares shall be a class designated as preferred stock, par value $0.001 per share (the “Preferred Stock”).” A copy of the proposed Amendment is set forth in Appendix C hereto.

The proposed increase in the number of authorized shares of common stock could have a number of effects on our stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of our Company more difficult. For example, additional shares could be issued by us so as to dilute the stock ownership or voting rights of persons seeking to obtain control of us. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The subsequent issuance of additional common stock could result in dilution of net income per share and book value per share and the dilution of the voting rights of the common stock. The Board is not aware of any attempt, or contemplated attempt, to acquire control of our company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

Except as described herein, there are currently no definitive plans, arrangements, commitments or understandings for the issuance of the additional shares of common stock which are to be authorized.

Except for (i) shares of common stock reserved for issuance upon exercise of outstanding stock options under our 2001 Stock Option and Incentive Plan and other outstanding stock options, (ii) shares reserved for issuance under our 2001 Employee Stock Purchase Plan, (iii) shares of common stock the Company would be required to issue upon the exercise of outstanding warrants, (iv) shares of common stock that may be issued upon conversion of our 3% senior subordinated convertible notes, (v) shares of common stock that may be issued upon conversion of our subordinated convertible promissory notes, (vi) shares of common stock that may be issued upon conversion of, or as dividends on, the Series B Preferred Stock, and (vii) shares of common stock reserved for issuance upon exercise of outstanding stock options under our 2010 Stock Option and Incentive Plan, if Proposal 3 to this proxy statement is approved, the Board has no current plans to issue additional shares of common stock. However, the Board believes that the benefits of providing it with the flexibility to issue shares without delay for any proper business purpose outweigh the possible disadvantages of dilution and discouraging unsolicited business combination proposals, and that it is prudent and in the best interests of stockholders to provide the advantage of greater flexibility which will result from the Amendment.

Vote Required

A quorum being present, the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on this proposal is required to approve the Amendment. Votes may be cast for or against the proposal or may abstain; votes that abstain and broker non-votes will have the effect of a vote against the proposal.

Recommendation

The Board unanimously recommends a vote FOR the approval of the amendment to our Certificate of Incorporation increasing the number of shares of common stock available thereunder.

Information Regarding Nominees, Other Directors and Executive Officers

The following biographical descriptions set forth certain information with respect to the four nominees for election as Class III Directors, the incumbent, continuing directors who are not up for election at this annual meeting and our current executive officers who are not directors. This information has been furnished by the respective individuals.

Name	Age	Position

Ron Zwanziger	56	Chairman of the Board, Chief Executive Officer and President
David Scott, Ph.D.	53	Director, Chief Scientific Officer
Jerry McAleer, Ph.D.	54	Director, Senior Vice President, R&D
John Bridgen, Ph.D.	63	Senior Vice President, Business Development
Gordon Norman, M.D.	61	Chief Innovation Officer
Hilde Eylenbosch, M.D.	46	Senior Vice President, Marketing
John Yonkin	50	Vice President, Operations
Dan Delaney	49	President, North America
David Toohey	53	President, Europe/Middle East
David Walton	57	Vice President, Asia-Pacific
Emmanuel Hart	60	Vice President, LAmARCIS
Tom Underwood	51	Chief Executive Officer, Alere Health, LLC
David Teitel	46	Chief Financial Officer, Vice President and Treasurer
Jon Russell	45	Vice President, Finance
Robert Di Tullio	56	Vice President, Global Regulatory and Clinical Affairs
Paul T. Hempel	61	Senior Vice President, Leadership Development and Special Counsel, Secretary
Ellen Chiniara	51	Vice President, General Counsel and Assistant Secretary
Eli Y. Adashi, M.D.	65	Director
Carol R. Goldberg	79	Director
Robert P. Khederian	58	Director
John F. Levy	63	Director
John A. Quelch, Ph.D.	58	Director
James Roosevelt, Jr.	64	Director
Peter Townsend	75	Director

Our Class III Directors—Term Expiring 2010

Eli Y. Adashi, MD, MS, CPE, FACOG, joined the Board on April 1, 2009. The outgoing Dean of Medicine and Biological Sciences and the Frank L. Day Professor of Biology at Brown University, Dr. Adashi—Harvard-educated in Health Care Management (MS; 2005; HSPH)—is presently a Professor of Medical Science at The Warren Alpert Medical School of Brown University and has been since 2004. A Physician-Scientist-Executive with over 25 years of experience in Health Care and in the Life Sciences, Dr. Adashi is a member of the Institute of Medicine of the National Academy of Sciences and of its Board on Health Sciences Policy. Dr. Adashi is the founder and former leader of the multidisciplinary Ovarian Cancer Program of the NCI-designated Huntsman Cancer Research Institute. Dr. Adashi also served on sabbatical on the Quality Improvement Group of the Office of Clinical Standards and Quality, Centers for Medicare and Medicaid Services (CMS) and is a current ad hoc member of the Reproductive Health Drugs Advisory Committee of the U.S. Food & Drug Administration. A fellow of the American Association for the Advancement of Science and a member of the Association of American Physicians, Dr. Adashi is the author or co-author of over 250 peer-reviewed publications, over 120 book chapters/reviews, and 13 books focusing on ovarian biology, ovarian cancer and reproductive health. Dr. Adashi is a member of the Board’s Compensation Committee. Dr. Adashi brings to our Board senior management experience and immense knowledge and experience in medicine and science from the provider perspective.

Robert P. Khederian has served on the Board since July 31, 2001. Mr. Khederian is the Chairman of Belmont Capital, a venture capital firm he founded in 1996, and Provident Corporate Finance, an investment banking firm he founded in 1998. From 1984 through 1996, he was founder and Chairman of Medical Specialties Group, Inc., a nationwide distributor of medical products which was acquired by Bain Capital. Mr. Khederian had been the Chairman of the Board of Cambridge Heart, Inc. from August 2006 to August 2008. Mr. Khederian also served as the interim CEO of Cambridge Heart, Inc. from December 2006 to December 2007. Mr. Khederian is a member of the Company Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. A former chief executive officer, Mr. Khederian has extensive knowledge of the capital markets and brings to the Board significant and valuable financial and investment expertise.

David Scott, Ph.D. has served on the Board since July 31, 2001 and has served as our Chief Scientific Officer since our inception in May 2001. Dr. Scott served as Chairman of Inverness Medical Limited, a subsidiary of our predecessor company, Inverness Medical Technology, from July 1999 through November 2001, when that company was acquired by Johnson & Johnson, and as a managing director of Inverness Medical Limited from July 1995 to July 1999. Dr. Scott served as Managing Director of Great Alarm Limited, a consulting company, from October 1993 to April 1995. Between October 1984 and September 1993, he held several positions at MediSense UK, serving most recently as Managing Director, where he was responsible for managing product development, as well as the mass manufacture of one of its principal products, ExacTech. Dr. Scott’s scientific and management background in our industry provides our Board with valuable general business and research and development expertise.

Peter Townsend has served on the Board since May 30, 2001. Mr. Townsend served as a director of our predecessor company, Inverness Medical Technology, from August 1996 through November 2001, when that company was acquired by Johnson & Johnson. From 1991 to 1995, when he retired, Mr. Townsend served as Chief Executive Officer and a director of Enviromed plc, a medical products company. Mr. Townsend is a member of the Board’s Audit Committee. As a former chief executive officer of a medical products company, Mr. Townsend brings to the Board financial expertise, significant industry experience and an international business perspective.

Our Class I Directors—Term Expiring 2011

John A. Quelch, Ph.D. joined the Board on March 10, 2003. Since June 2001, Dr. Quelch has been a professor and Senior Associate Dean at the Harvard Business School. From July 1998 through June 2001, he was Dean of the London Business School. Dr. Quelch also serves as a director of WPP plc, the world’s largest marketing and media services company, and as Chairman of the Massachusetts Port Authority. Dr. Quelch served as a director of Pepsi Bottling Group from 2005 to 2010 and of Gentiva Health Services, Inc. from 2006 to 2009. He is Chairperson of the Board’s Nominating and Corporate Governance Committee. Through his general business experience and academic credentials, Dr. Quelch brings to our Board both industry and academic expertise in marketing and organizational management.

John F. Levy has served on the Board since May 30, 2001. Mr. Levy served as director of Inverness Medical Technology from August 1996 through November 2001, when that company was acquired by Johnson & Johnson. Since 1993, he has been an independent consultant. Mr. Levy served as President and Chief Executive Officer of Waban, Inc., a warehouse merchandising company, from 1989 to 1993. Mr. Levy is Chairperson of the Board’s Audit Committee and is a member of the Board’s Compensation Committee and Nominating and Corporate Governance Committee. A former chief executive officer, Mr. Levy brings to our Board financial expertise, investment experience and knowledge of distribution systems.

Jerry McAleer, Ph.D. joined the Board on March 10, 2003. Dr. McAleer recently assumed the title Senior Vice President, R&D. Prior to that he served as our Vice President, Research and Development since our inception in May 2001 and as our Vice President, Cardiology since early 2006. Dr. McAleer served as Vice President of Research and Development of our predecessor company, Inverness Medical Technology, from 1999 through November 2001, when that company was acquired by Johnson & Johnson. From 1995 to 1999, Dr. McAleer served as Director of Development of Inverness Medical Limited, Inverness Medical Technology’s primary research and development unit, where he headed the development of Inverness Medical Technology’s electrochemical glucose strips. Prior to joining Inverness Medical Technology, Dr. McAleer held senior research and development positions at MediSense, a medical device company, and Ecossensors, Inc., an environmental research company. Dr. McAleer’s scientific background in our industry provides our Board with valuable research and development expertise.

Our Class II Directors—Term Expiring 2012

Carol R. Goldberg has served on the Board since May 30, 2001. Ms. Goldberg served as a director of our predecessor company, Inverness Medical Technology, from August 1992 through November 2001, when that company was acquired by Johnson & Johnson. Since December 1989, she has served as President of The AVCAR Group, Ltd., an investment and management consulting firm in Boston, Massachusetts. Ms. Goldberg is Chairperson of the Board’s Compensation Committee and a member of the Board’s Nominating and Corporate Governance Committee. As the former President and Chief Operating Officer of Stop & Shop Companies, Inc., Ms. Goldberg brings a wealth of financial, marketing and consumer expertise to the Board.

James Roosevelt, Jr. joined the Board on February 6, 2009. Mr. Roosevelt has served as the President and Chief Executive Officer of Tufts Health Plan since 2005. From 1999 to 2005, Mr. Roosevelt was Senior Vice President and General Counsel of Tufts Health Plan. Mr. Roosevelt also serves as Co-Chair of the Rules and By-laws Committee of the Democratic National Committee, Co-Chair of the Board of Directors for the Tufts Health Care Institute, and member of the Board of Directors at American Health Insurance Plans, Emmanuel College and PointRight Inc., where he serves as a member of the Compensation Committee. Mr. Roosevelt is a member of the Board’s Nominating and Corporate Governance Committee. Mr. Roosevelt brings to our Board extensive senior management, policy-making and financial experience within the health insurance industry, which includes important customers of the Company and is a driving force behind the demand for control of healthcare costs, which is reshaping the diagnostic and health management industries in which we operate.

Ron Zwanziger has served as our Chairman, Chief Executive Officer and President since our inception on May 11, 2001. Mr. Zwanziger served as Chairman, Chief Executive Officer and President of our predecessor company, Inverness Medical Technology, from its inception in 1992 through November 2001 when that company was acquired by Johnson & Johnson. From 1981 to 1991, he was Chairman and Chief Executive Officer of MediSense, a medical device company. Mr. Zwanziger also serves as a director and Chairperson of the Nominating and Corporate Governance Committee of AMAG Pharmaceuticals, Inc., and served a portion of 2009 as a member of the Compensation Committee for AMAG Pharmaceuticals, Inc. As the Chief Executive Officer of the Company, as well as the founder and chief executive officer of two other successful medical diagnostic companies, Mr. Zwanziger brings strategic vision, leadership, extensive business and operating experience and an immense knowledge of our Company and the industry to the Board.

Executive Officers Who Are Not Directors

John Bridgen, Ph.D. recently assumed the title of Senior Vice President, Business Development, after serving as our Vice President, Business Development since June 2006. Prior to that, he served as our Vice President, Strategy since September 2005. Dr. Bridgen joined our Company in September 2002 upon our acquisition of Wampole Laboratories, LLC. Dr. Bridgen served as President of Wampole from August 1984 until September 2005. Prior to joining Wampole, Dr. Bridgen had global sales and marketing responsibility for the hematology and immunology business units of Ortho Diagnostic Systems Inc., a Johnson & Johnson company.

Gordon Norman, M.D. has served as our Chief Innovation Officer since February 2010. Dr. Norman continues to serve as Executive Vice President, as well as Chief Innovation Officer, at our subsidiary, Alere Health, LLC, where he held the title of EVP, Science & Innovation from May 2008 to February 2010. From June 2007 to May 2008, Dr. Norman served as EVP, Chief Science Officer of Alere Medical, Inc., which we acquired in November 2007. Prior to June 2007, Dr. Norman served Alere Medical as EVP and Chief Medical Officer. Prior to joining Alere Medical in July 2005, Dr. Norman served in a variety of executive medical management roles for PacifiCare Health Services since July 1994.

Hilde Eylenbosch, M.D. recently assumed the title of Senior Vice President, Marketing, after serving as our Vice President, Marketing since April 1, 2009. Prior to that, she served as Chief Executive Officer of SPD Swiss Precision Diagnostics GmbH, our 50/50 joint venture with Procter & Gamble, since its inception on May 18, 2007. Dr. Eylenbosch has also served as our President, Consumer Diagnostics since June 2006. Prior to assuming that title she served as Vice President, Consumer Diagnostics from July 2005 to June 2006, Vice President, Consumer Marketing from October 2004 to July 2005 and Vice President of International Women’s Health from November 2001 to October 2004. Dr. Eylenbosch served in the same capacity for our predecessor company, Inverness Medical Technology, from August 2001 until that company was acquired by Johnson & Johnson in November 2001. Prior to that, she held various positions at Inverness Medical Technology, including Director of U.S. Women’s Health from September 1998 through October 2000. When she joined Inverness Medical Technology in January 1995, Dr. Eylenbosch was responsible for marketing that company’s women’s health products in Europe. Before joining Inverness Medical Technology, Dr. Eylenbosch was employed by Synthelabo, a French pharmaceutical company, where she held various marketing positions.

John Yonkin was appointed Vice President, Operations in July 2009. Previously, he served as President, Inverness Medical Innovations North America, Inc. from January 2008. Prior to that, he served as President, U.S. Point of Care from June 2006. Mr. Yonkin also served as President, Nutritionals, a role he had from June 2006 until we sold that business in 2010. Prior to that, he served as our Vice President, Nutritionals from April 2005 to June 2006 and Vice President, U.S. Sales and Marketing from November 2001 to April 2005. Mr. Yonkin served as Vice President of U.S. Sales of our predecessor company, Inverness Medical Technology, from October 1998 through January 2000 and as its General Manager from January 2000 through November 2001, when that company was acquired by Johnson & Johnson. He also served as Manager of Product Development for Inverness Medical Technology from October 1997 until October 1998. From January 1995 to September 1997, Mr. Yonkin was Director of National Accounts for Genzyme Genetics, a subsidiary of Genzyme, Inc., a leader in genetic testing services for hospitals, physicians and managed healthcare companies.

Daniel Delaney has served as President, Inverness Medical Innovations North America, Inc. since August 2009. Previously, he served as Vice President and General Manager, Acute Care from July 2008 and as Vice President and General Manager of Clinical Products from July 2007. Mr. Delaney joined us in December 2004 as Vice President and General Manager of Wampole Laboratories, LLC. In his more than 20 years of health care industry experience prior to joining Inverness Medical Innovations, Mr. Delaney held various commercial leadership roles of increasing responsibility with Abbott Laboratories Diagnostics Division, Abbott Hospital Products Division and Hospira, Inc. from 1984 through 2004.

David Toohey was appointed President, Europe/Middle East in January 2008. Prior to that, he served as President, Professional Diagnostics from December 2005, as Vice President, Professional Diagnostics from October 2002, as Vice President, European Operations from February 2002, and as Vice President, New Products from November 2001. He also served as Managing Director of our Unipath Limited subsidiary from December 2001 through October 2002. Mr. Toohey was employed by our predecessor company, Inverness Medical Technology, as its Vice President, New Products from May 2001 through November 2001, when that company was acquired by Johnson & Johnson. Prior to joining Inverness Medical Technology, Mr. Toohey served as Vice President of Operations at Boston Scientific Corporation’s Galway, Ireland facility where he oversaw its growth, from a start-up to Boston Scientific Corporation’s largest manufacturing facility, between 1995 and 2001. Prior to that time he held various executive positions at Bausch & Lomb, Inc., Digital Equipment Corp. and Mars, Inc.

David Walton serves as Vice President, Asia Pacific.  Mr. Walton joined us in December 2001 when we acquired the Unipath business from Unilever, where he was previously International Director for the Consumer and Professional Diagnostic business units. Prior to this, Mr. Walton held various senior global sales and marketing roles in the Diagnostics Division of Eli Lilly based at Hybritech in San Diego, California and Liege, Belgium, Biorad U.K. and Corning Medical U.K.

Emanuel Hart served as Chief Executive Officer and President of Orgenics Ltd. (Israel), one of our subsidiaries, from July 1997 through 2007. Orgenics Ltd. includes manufacturing, research and development and marketing business units. In August 2007, Mr. Hart was appointed Vice President for International Business responsible for the Latin America, Africa, Russia, ex-Soviet Union countries and Israel territories (LAmARCIS) for all of our products.

Tom Underwood has served as Chief Executive Officer of Alere Health, LLC since February 2010. Mr. Underwood served as President of the Technology Solutions Division of Alere from May 2008 and then as our Chief Information Officer since September 2009. Mr. Underwood served as President and Chief Operating Officer of Matria Healthcare from January 2008 until May 2008 when we acquired Matria. Prior to this role and since joining Matria Healthcare in June 2007, he served as Executive Vice President of Technology. Mr. Underwood came to Matria from First Consulting Group (FCG), where he last served as President of Global Shared Services. During his tenure with FCG, Mr. Underwood served in various executive leadership roles, including President of Global Shared Services, Executive Vice President of Healthcare, Executive Vice President of Government and Technology, and President of FCG Software Services. Previously, Mr. Underwood was Chief Executive Officer and President of Paragon Solutions, an offshore software development business that was acquired by FCG. Prior to his employment with Paragon and FCG, Mr. Underwood was the technology executive for IMNET Systems, an electronic medical record solutions company, which was acquired by McKesson HBOC. Earlier in his career, Mr. Underwood held numerous management and technology roles within Perceptics, a division of the Westinghouse Company, and AT&T Bell Laboratories.

David Teitel has served as our Chief Financial Officer and Treasurer since December 2006. Mr. Teitel has over 20 years of public and private company finance experience, including nine years of audit experience at Arthur Andersen and senior financial positions with Thermo Electron Corp., which is now Thermo Fisher Scientific Inc. and Deknatel Snowden Pencer Inc. Mr. Teitel joined the Company in December 2003 as Director of Finance Operations and assumed the title Vice President, Finance in December 2004.

Jon Russell has served as our Vice President, Finance since December 2006. In this role, Mr. Russell oversees financial systems management and integration and shares responsibility for external communications with the Chief Executive Officer. Previously, Mr. Russell was Chief Financial Officer of Wampole Laboratories, LLC. He has more than 20 years of experience in finance and operations management, including senior operational finance positions in North America and Europe with Precision Castparts Corporation, Vertex Interactive, Inc. and Genicom Corporation. Mr. Russell began his career at Ernst & Young LLP.

Robert Di Tullio joined us as Vice President, Global Regulatory and Clinical Affairs in March 2010. He has over 36 years experience in the in vitro diagnostics industry, the last 25 of which is in quality and regulatory management. Mr. Di Tullio served as Vice President, Regulatory Affairs and Quality at ProteoGenix, Inc. from July 2008 to March 2010. He held the position of Vice President, Regulatory and Clinical Affairs and Quality at Sequenom, Inc. from June 2007 to July 2008. Prior to that time, Mr. Di Tullio served as Vice President, Regulatory Affairs and Quality Systems from June 1991 to June 2007 at Diagnostic Products Corporation, or DPC, and then Siemens Medical Solutions Diagnostics once DPC was acquired.

Paul T. Hempel served as our General Counsel and Secretary from our inception on May 11, 2001 until April 2006, when Mr. Hempel became Senior Vice President in charge of Leadership Development, while retaining his role as Secretary. Mr. Hempel also retained oversight of our legal affairs until May 2007. Mr. Hempel served as General Counsel and Assistant Secretary of our predecessor company, Inverness Medical Technology, from October 2000 through November 2001, when that company was acquired by Johnson & Johnson. Prior to joining Inverness Medical Technology, he was a founding stockholder and Managing Director of Erickson Schaffer Peterson Hempel & Israel PC from 1996 to 2000. Prior to 1996, Mr. Hempel was a partner and managed the business practice at Bowditch & Dewey LLP.

Ellen Chiniara serves as Vice President, General Counsel and Assistant Secretary and is responsible for managing legal matters for our Company. Ms. Chiniara joined us in October 2006 as General Counsel of the Professional Diagnostics strategic business unit and became our General Counsel in May 2007. From 2002 to 2006, Ms. Chiniara was Associate General Counsel, Neurology of Serono, Inc., a biopharmaceutical company. Previously, she served as General Counsel to a healthcare venture capital fund and a healthcare management services organization, where she also was Chief Operating Officer of its clinical trial site management division. From 1994 to 1997, Ms. Chiniara was Assistant General Counsel at Value Health, a specialty managed healthcare company. Prior to 1994, Ms. Chiniara was a corporate attorney in Boston with Hale and Dorr (now Wilmer Cutler Pickering Hale and Dorr LLP).

Principal Stockholders

The following table furnishes information as to shares of our common stock beneficially owned by:

•	each person or entity known by us to beneficially own more than five percent of our common stock;

•	each of our directors;

•	each of our “named executive officers” (as defined in “Compensation of Executive Officers and Directors” on page 38); and

•	all of our directors and executive officers as a group.

Unless otherwise stated, beneficial ownership is calculated as of May 1, 2010. For the purpose of this table, a person, group or entity is deemed to have “beneficial ownership” of any shares that such person, group or entity has the right to acquire within 60 days after such date through the exercise of options or warrants.

Security Ownership of Certain Beneficial Owners and Management

	Common Stock
	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner (1)	Ownership (2)	Class (3)

FMR LLC(4)	8,882,827	10.57%
Capital Research Global Investors(5)	7,594,177	9.04%
Ron Zwanziger(6)	3,815,843	4.52%
David Scott, Ph.D.(7)	795,543	*
Jerry McAleer, Ph.D.(8)	708,694	*
David Teitel(9)	57,184	*
Ron Geraty, M.D.(10)	164,901	*
John Bridgen, Ph.D.(11)	140,258	*
Tom Underwood(12)	15,750	*
Eli Y. Adashi, M.D(13)	2,667	*
Carol R. Goldberg(14)	122,197	*
Robert P. Khederian(15)	37,656	*
John F. Levy(16)	198,593	*
John A. Quelch, Ph.D.(17)	66,136	*
James Roosevelt, Jr(18)	2,667	*
Peter Townsend(19)	10,902	*
All current executive officers and directors (24 persons)(20)	6,767,872	7.83%

*	Represents less than 1%

(1)	The address of each director or executive officer (and any related persons or entities) is c/o the Company at its principal office.

(2)	Unless otherwise indicated, the stockholders identified in this table have sole voting and investment power with respect to the shares beneficially owned by them.

(3)	The number of shares outstanding used in calculating the percentage for each person, group or entity listed includes the number of shares underlying options and warrants held by such person or group that were exercisable within 60 days from May 1, 2010, but excludes shares of stock underlying options and warrants held by any other person.

(4)	This information is based on information contained in a Schedule 13G/A filed with the SEC on February 16, 2010 by FMR LLC. Of this amount, FMR LLC has (i) sole voting power with respect to 589,881 shares and (ii) sole investment power with respect to 8,882,827 shares. The address provided therein for FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(5)	This information is based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2010 by Capital Research Global Investors, a division of Capital Research and Management Company. The address provided therein for Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(6)	Consists of 3,408,908 shares of common stock and 406,935 shares of common stock underlying options and warrants exercisable within 60 days from April 1, 2010. Of the shares attributed to Mr. Zwanziger, 224,276 shares of common stock are owned by Orit Goldstein as Trustee of the Zwanziger Family 2004 Irrevocable Trust and 1,769,902 shares of common stock and 36,794 shares of common stock issuable upon the exercise of warrants are owned by Zwanziger Family Ventures, LLC, a limited liability company managed by Mr. Zwanziger and his spouse. Of the other shares attributed to him, Mr. Zwanziger disclaims beneficial ownership of (i) 2,600 shares owned by his wife, Janet M. Zwanziger, and (ii) 9,450 shares owned by the Zwanziger Goldstein Foundation, a charitable foundation for which Mr. Zwanziger and his spouse, along with three others, serve as directors, (iii) 190,561 shares owned by Ron Zwanziger as Trustee of the Zwanziger 2004 Revocable Trust, and (iv) 191,830 shares owned by Orit Goldstein as the Trustee of the Zwanziger Family Trust.

(7)	Consists of 433,066 shares of common stock and 362,477 shares of common stock underlying options exercisable within 60 days from May 1, 2010.

(8)	Consists of 257,114 shares of common stock and 451,580 shares of common stock underlying options exercisable within 60 days from May 1, 2010.

(9)	Consists of 2,538 shares of common stock and 54,646 shares of common stock underlying options exercisable within 60 days from May 1, 2010.

(10)	Consists of 98,383 shares of common stock and 66,518 shares of common stock underlying options exercisable within 60 days from May 1, 2010.

(11)	Consists of 2,633 shares of common stock and 137,625 shares of common stock underlying options exercisable within 60 days from May 1, 2010.

(12)	Consists of 15,750 shares of common stock underlying options exercisable within 60 days from May 1, 2010.

(13)	Consists of 2,667 shares of common stock underlying options exercisable within 60 days from May 1, 2010.

(14)	Consists of 74,645 shares of common stock and 47,552 shares of common stock underlying options exercisable within 60 days from May 1, 2010.

(15)	Consists of 20,000 shares of common stock and 17,656 shares of common stock underlying options exercisable within 60 days from May 1, 2010.

(16)	Consists of 126,302 shares of common stock, 4,391 shares of common stock issuable upon the exercise of warrants and 67,900 shares of common stock underlying options exercisable within 60 days from May 1, 2010. Mr. Levy disclaims beneficial ownership of 741 shares of common stock and 266 shares of common stock issuable upon the exercise of warrants owned by a charitable remainder unitrust.

(17)	Consists of 66,136 shares of common stock underlying options exercisable within 60 days from May 1, 2010.

(18)	Consists of 2,667 shares of common stock underlying options exercisable within 60 days from May 1, 2010.

(19)	Consists of 10,902 shares of common stock underlying options exercisable within 60 days from May 1, 2010.

(20)	Includes 2,375,238 shares of common stock underlying options or warrants exercisable within 60 days from May 1, 2010.

In addition, the Zwanziger Family Trust, a trust for the benefit of Mr. Zwanziger’s children the trustee of which is Mr. Zwanziger’s sister, and Mr. Underwood own, respectively, 11,984 shares and 4,104 shares of our Series B Preferred Stock. The shares of Series B Preferred Stock owned by the Zwanziger Family Trust and Mr. Underwood represent, both individually and in the aggregate, less than 1% of the outstanding shares of the Series B Preferred Stock. Mr. Zwanziger disclaims beneficial ownership of the Series B Preferred Stock owned by the Zwanziger Family Trust. We are not aware that any of our directors or executive officers beneficially own any other shares of Series B Preferred Stock.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the compensation paid to our key executives, our chief financial officer, or our CFO, and our three other most highly-compensated executive officers. These officers are collectively referred to as the named executive officers for purposes of this discussion. We refer to Ron Zwanziger, or our CEO; David Scott, Ph.D., our Chief Scientific Officer; and Jerry McAleer, Ph.D., our Senior Vice President, R&D, as our “key executives.”

Philosophy and Objectives

The objective of our executive compensation program is to attract, retain and motivate the talented and dedicated executives who are critical to our goals of continued growth, innovation, increasing profitability and ultimately maximizing shareholder value. Specifically, we seek to attract and reward executives who display certain fundamental leadership characteristics for hiring and promotion that we have identified as consistent with our Company goals and culture. We provide these executives with what we believe to be a competitive total compensation package consisting primarily of base salary, long-term equity incentive compensation and a broad-based benefits program. Our compensation program is designed to reward each executive’s individual performance by considering generally their past and potential contribution to our achievement of key strategic goals such as revenue generation, margin improvement and the establishment and maintenance of key strategic relationships. Our executive compensation program aims to provide a risk-balanced compensation package which is competitive in our market sector and, more importantly, relevant to the individual executive.

Our policy for allocating between long-term and currently-paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our Company and our stockholders. Accordingly, (i) we provide cash compensation in the form of base salary to meet competitive cash compensation norms and (ii) we provide non-cash compensation, primarily in the form of stock-based awards, to reward superior performance against long-term strategic goals. Although we did grant cash bonuses during 2009, as discussed below, we do not provide a formal short-term incentive plan, as our strategic philosophy is to focus on the long-term goals discussed above. Because we do not have an annual cash incentive compensation plan, we set the base salaries for our named executive officers at a level higher than the average base salaries for executives in similar positions with similar responsibilities at comparable companies. In general, we target our base salaries at the average of the range of annual cash compensation (base salary plus annual non-equity incentive compensation) for competitive positions. Our Compensation Committee believes this compensation structure focuses our executives’ attention primarily on long-term stock price appreciation, rather than short-term results, and yet enables us to recruit and retain talented executives by ensuring that their annual cash compensation in the form of base salary is competitive with the aggregate annual cash compensation paid by other companies through base salaries and short-term cash incentive plans.

Executive Compensation Process

The compensation of our named executive officers, as well as our other executive officers, is reviewed by our Compensation Committee at least annually for consistency with the objectives described above. Our management, including our CEO, participates in this review by making its own recommendations as to the compensation of our executive officers to the Compensation Committee. The Compensation Committee considers the recommendations of management in assessing executive compensation but also relies on other data and resources and may utilize the services of a compensation consultant in reviewing and determining executive compensation.

In reviewing executive compensation, the Compensation Committee and management also consider the practices of comparable companies of similar size, geographic location and market focus. In 2009, management and the Compensation Committee utilized the 2009 Radford Global Life Sciences Survey, or the 2009 Radford Survey, which provided comprehensive baseline compensation data on positions at the executive, management and professional levels, including salary, total cash compensation, options and equity compensation. Management and the Compensation Committee occasionally collect and analyze publicly available compensation data and other subscription compensation survey data. While benchmarking may not always be appropriate as a standalone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this compensation information is an important part of our compensation-related decision-making process.

In addition, during 2009 the Compensation Committee engaged a compensation consultant, Aon Consulting’s Radford Surveys + Consulting, or Radford, to assist the committee in assessing total compensation of our key executives. As part of its engagement, Radford assisted the Compensation Committee in selecting a new peer group to utilize in assessing the competitiveness of the compensation of our key executives. The peer group the Compensation Committee had used in assessing 2008 compensation was considered out of date due to the fact that a number of the peer companies had been acquired, merged or no longer fit our peer criteria. The peer group selected by the Compensation Committee for purposes of evaluating 2009 executive compensation of the key executives consisted of nineteen publicly traded companies in a similar industry space and with similar revenues and market capitalizations. Of the 2009 peer group companies, 26% are health management companies and 74% are diagnostics/medical equipment companies. Specifically, the peer group is comprised of the following companies:

•	Beckman Coulter, Inc.

•	Becton Dickinson and Company

•	Bio-Rad Laboratories, Inc.

•	Catalyst Health Solutions, Inc.

•	C.R. Bard, Inc.

•	Gen-Probe Incorporated

•	Healthways, Inc

•	Hologic, Inc.

•	Hospira, Inc.

•	IDEXX Laboratories, Inc.

•	Kinetic Concepts, Inc.

•	Life Technologies Corporation

•	Lincare Holdings, Inc.

•	Magellan Health Services, Inc.

•	Myriad Genetics, Inc.

•	PerkinElmer, Inc.

•	RehabCare Group, Inc.

•	St. Jude Medical, Inc.

•	Varian Medical Systems, Inc.

In connection with this engagement, Radford provided a detailed report, the 2009 Radford Report, which included summary observations and considerations regarding our compensation philosophy and methodology, as well as detailed competitive assessments of the cash and equity compensation of the key executives.

The Compensation Committee considered the 2009 Radford Survey and, in connection with the compensation of the key executives, the 2009 Radford Report, in its assessment of each element of 2009 executive compensation, as well as overall compensation.

In determining each component of an executive’s compensation, numerous factors particular to the executive are considered, including:

•	The individual’s particular background, including prior relevant work experience;

•	The demand for individuals with the executive’s specific expertise and experience;

•	The individual’s role with us and the compensation paid to similar persons determined through benchmark studies;

•	The individual’s performance and contribution to our achievement of company goals and objectives; and

•	Comparison to other executives within our Company.

Elements of Compensation

Executive compensation consists of the following elements:

Base Salary.  Base Salary is established based on the factors discussed above. Our general compensation philosophy, as described above, is to offer a competitive base salary plus long-term, equity-based incentive compensation, Because of this, we ensure that the cash compensation of our executives is competitive by targeting annual base salary for a particular individual near the average of the range of annual cash compensation (base salary plus annual non-equity incentive compensation) for executives in similar positions with similar responsibilities at comparable companies. Other elements of compensation, including past and present grants of stock-based awards, may also be considered. The Compensation Committee believes that a competitive base salary is necessary to attract and retain a management team with the requested skills to lead our Company. Despite this general philosophy, due to uncertainties facing the Company’s businesses, including poor economic conditions and severe disruptions in the capital and credit markets stemming from the recent worldwide financial crisis, the Compensation Committee decided to freeze 2009 base salaries of the named executives, as well as the Company’s other executive officers and most managers, at 2008 levels. As a result, the Compensation Committee anticipated that 2009 salaries might fall behind the targeted average levels.

Bonuses.  Cash bonuses and non-equity incentive compensation are generally not a regular or important element of our executive compensation strategy, and we focus instead on stock-based awards designed to reward long-term performance. Consistent with this approach, the Compensation Committee did not implement any bonus or non-equity incentive plan for 2009. However, in light of the fact that no increases in base salary had been made for 2009 in anticipation of uncertain performance during the year, when the Company’s financial performance for 2009 turned out to be significantly more positive than originally anticipated, our Compensation Committee decided in March 2010 to award discretionary, one-time cash bonuses to many of the Company’s executives for 2009. These discretionary, one-time bonuses, or the 2009 Bonuses, for which a total of $4.0 million was reserved during the fourth quarter of 2009, were not part of any previously announced compensation plan or arrangement. The Compensation Committee’s overall executive compensation strategy and philosophy continue to focus on base salary combined with long-term equity incentives.

The 2009 Bonuses were established based on an assessment of each executive’s performance and contribution to our achievement of company goals and objectives during the year. Twelve senior executives reviewed the list of approximately fifty executives (other than the key executives) and rated them on a scale as to their overall performance and leadership behaviors. Once completed, the CEO and the Sr. Vice President of Leadership Development analyzed the results and submitted recommended bonus amounts intended to compensate for market comparisons as well as performance to the Compensation Committee, which ultimately approved all of the 2009 Bonuses.

In establishing the amount of the 2009 Bonuses, the Compensation Committee also considered the 2009 Radford Report for our key executives, the 2009 Radford Survey for our other executive officers and most other executives, and other regional data sources for certain executives. Generally, the total 2009 cash compensation for each executive awarded a bonus was targeted at the average of the range of total annual cash compensation for executives in similar positions with similar responsibilities at comparable companies, although comparison to other executives within our Company was also considered. In some cases, retention considerations were also evaluated.

The following named executive officers received 2009 Bonuses in the following amounts:

Executive Officer	2009 Bonus

Ron Zwanziger — Chairman, CEO and President	$250,000
David Scott, Ph.D. — Chief Scientific Officer	$125,000
Jerry McAleer, Ph.D. — Senior Vice President, R&D	$125,000
David Teitel — Chief Financial Officer	$100,000
John Bridgen, Ph.D. — Senior Vice President, Business Development	$125,000
Tom Underwood — Chief Executive Officer, Alere Health, LLC	$125,000

In determining Mr. Zwanziger’s bonus, the Compensation Committee first considered that, prior to the bonus, Mr. Zwanziger’s total cash compensation (which consisted of salary only) was significantly below the average range for total cash compensation within our peer group according to the 2009 Radford Report. Taking into consideration the information from the 2009 Radford Report, coupled with the various factors described above, including Mr. Zwanziger’s significant history and role in forming and leading our Company and in establishing and developing our core business strategy and direction, his expertise and experience as a successful chief executive and his performance and contribution to our overall goals and objectives, the Compensation Committee discussed and adopted the bonus described above in an effort to be more in line with our cash compensation objectives. While background, expertise and experience, and individual performance and contribution to our overall goals and objectives are all subjective measures, and are not based on any stated quantifiable objectives, they play an important role in the Compensation Committee’s overall decision-making process. These subjective factors are considered in the aggregate and, accordingly, no specific factor played a greater role in determining the amount of Mr. Zwanziger’s bonus.

In determining Dr. Scott’s bonus, the Compensation Committee first considered that, prior to the bonus, Dr. Scott’s total cash compensation (which consisted of salary only) was below the average range for total cash compensation within our peer group according to the 2009 Radford Report. Taking into consideration the information from the 2009 Radford Report, coupled with the various factors described above, including Dr. Scott’s significant history with our Company as a founder and as a driving force in developing and implementing our overall business strategy and technology initiatives, his expertise and experience in these areas and his performance and contribution to our overall goals and objectives, the Compensation Committee discussed and adopted the bonus described above in an effort to be more in line with our cash compensation objectives. Because his salary was already closer to our targeted objective, the bonus awarded to Dr. Scott was less than that awarded to Mr. Zwanziger. While background, expertise and experience, and individual performance and contribution to our overall goals and objectives are all subjective measures, and are not based on any stated quantified objectives, they play an important role in the Compensation Committee’s decision-making process. These subjective factors are considered in the aggregate and, accordingly, no specific factor played a greater role in determining the amount of Dr. Scott’s bonus.

In determining Dr. McAleer’s bonus, the Compensation Committee first considered that, prior to the bonus, Dr. McAleer’s total cash compensation (which consisted of salary only) was below the average range for total cash compensation within our peer group according to the 2009 Radford Report. Taking into consideration the information from the 2009 Radford Report, coupled with the various factors described above, including Dr. McAleer’s significant history with our Company as a founder and as a driving force in developing and implementing our overall business strategy and technology initiatives, his expertise and experience in these areas and his performance and contribution to our overall goals and objectives, the Compensation Committee discussed and adopted the bonus described above in an effort to be more in line with our cash compensation objectives. Because his salary was already closer to our targeted objective, the bonus awarded to Dr. McAleer was less than that awarded to Mr. Zwanziger. While background, expertise and experience, and individual performance and contribution to our overall goals and objectives are all subjective measures, and are not based on any quantified objections, they play an important role in the Compensation Committee’s decision-making process. These subjective factors are considered in the aggregate and, accordingly, no specific factor played a greater role in determining the amount of Dr. McAleer’s bonus.

As noted above, one of the subjective factors that played a role in determining each of the key executive’s bonus award (as well as the option grants discussed below) was such person’s performance and contribution to our overall goals and objectives. Generally, our overall goals and objectives are continued growth, innovation, increasing profitability and ultimately maximizing shareholder value. Our core strategy for achieving these goals is to lead the way in the convergence of rapid diagnostics with technology-driven health management programs focused on personal healthcare. By utilizing our innovative diagnostics in these programs we can enable consumers to gain greater control over their own health, as well as enable healthcare providers to improve clinical outcomes and lower costs. With respect to achievement of these goals, and implementation of our core strategy, over the last three years we have, through strategic acquisitions, established our Company as a leading supplier of cardiology diagnostic products, significantly enhanced our position in drugs of abuse testing, established a presence in oncology, continued to build a worldwide distribution network and become a leader in the growing health care management market. Through our research and development programs, we are developing new technology platforms that will facilitate our core strategy by moving testing out of the hospital and central laboratory and into the physician’s office and ultimately the home. Additionally, through our strong pipeline of novel proteins or combinations of proteins that function as disease biomarkers, we are developing new tests targeted towards all of our areas of focus. Other achievements include continuing to consolidate certain of our higher-cost manufacturing operations into lower-cost facilities, continued progress with respect to business integration activities and consolidating sales processing and certain other back-office services from multiple U.S. operations into a shared services center.

Assessing each executive’s contribution to achievement of these goals is a subjective analysis, as there are no stated quantified objectives on which compensation-related decisions are based, either at the Company level or the individual level. In general, when making a compensation-related decision, the Compensation Committee considers, along with all of the other factors described above, the executive’s role with us in light of these goals and our considerable achievements relative to these goals, as described above. As CEO, Mr. Zwanziger was evaluated with respect to establishing and developing our goals and our core strategy for achieving those goals, and our progress towards achieving our goals, particularly our progress as it relates to our acquisition strategy and our financial performance. As Chief Scientific Officer and as Senior Vice President, R&D, respectively, Dr. Scott and Dr. McAleer were evaluated with respect to developing our core strategy, and our progress towards implementing this strategy, particularly our progress on technology initiatives supporting this strategy.

In determining Mr. Teitel’s bonus, the Compensation Committee considered Mr. Teitel’s performance, as rated by management in the manner described above, and his contribution to our achievement of company goals and objectives during the year. In deciding to award Mr. Teitel a bonus, the Compensation Committee determined that Mr. Teitel’s overall performance was rated as outstanding and considerably above expectations. This assessment of Mr. Teitel’s performance was subjective in nature, and not based on any stated quantified objectives. Subjective factors are considered in the aggregate, and accordingly, no specific factor played a greater role in determining Mr. Teitel’s bonus award. The Compensation Committee also considered that, prior to the bonus, Mr. Teitel’s total cash compensation (which consisted of salary only) was significantly below the average range for total cash compensation for chief financial officers at comparable companies based on the 2009 Radford Survey.

In determining Dr. Bridgen’s bonus, the Compensation Committee considered Dr. Bridgen’s performance, as rated by management in the manner described above, and his contribution to our achievement of company goals and objectives during the year. In deciding to award Dr. Bridgen’s bonus, the Compensation Committee determined, based upon the assessment and rating process described above, that his overall performance was rated as outstanding and considerably above expectations. This assessment of Dr. Bridgen’s performance was subjective in nature, and not based on any stated quantified objectives. Subjective factors are considered in the aggregate, and accordingly, no specific factor played a greater role in determining Dr. Bridgen’s bonus award. The Compensation Committee also considered that, prior to the bonus, Dr. Bridgen’s total cash compensation (which consisted of salary only) was significantly below the average range for total cash compensation for heads of business development at comparable companies based on the 2009 Radford Survey.

In determining Mr. Underwood’s bonus, the Compensation Committee considered Mr. Underwood’s performance, as rated by management in the manner described above, and his contribution to our achievement of company goals and objectives during the year. In deciding to award Mr. Underwood a bonus, the Compensation Committee determined, based upon the assessment and rating process described above, that his overall performance was rated as outstanding and considerably above expectations and also considered the strategic importance of his new role as Chief Executive Officer of our Alere Health business unit. This assessment of Mr. Underwood’s performance was subjective in nature and not based on any stated quantified objectives. Subjective factors are considered in the aggregate and, accordingly, no specific factor played a greater role in determining Mr. Underwood’s bonus award.

Mr. Geraty, who is expected to leave the Company in the near future, was not awarded a 2009 Bonus.

On November 18, 2009, we paid Tom Underwood a bonus of $462,666 pursuant to a retention and severance agreement with Mr. Underwood dated the same day. This agreement, which provides for identical bonuses in 2010 and 2011 subject to continued employment, represents a restructuring of a change of control severance obligation under a 2007 agreement between Mr. Underwood and Matria Healthcare, Inc., a predecessor of Alere Health. The 2007 agreement predated our acquisition of Matria Healthcare and we viewed it as providing a potential disincentive to Mr. Underwood’s continued employment.

Stock Option and Stock-based Awards.  We continue to believe long-term performance is best stimulated through an ownership culture that encourages such performance through the use of stock-based awards. The Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan, or the 2001 Option Plan, was established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders and with our long-term success. The Compensation Committee believes that the use of stock options and other stock-based awards offers the best approach to achieving our long-term compensation goals. While the 2001 Option Plan allows our Compensation Committee to grant a number of different types of stock-based awards, other than one restricted stock grant made to Mr. Zwanziger in 2001, we have relied exclusively on stock options to provide equity incentive compensation. Stock options granted to our executive officers have an exercise price equal to the fair market value of our common stock on the grant date, except that the options granted in February 2010, discussed below, as well as certain options granted to the key executives in July 2008, have a premium exercise price of $61.49. Our stock options typically vest 25% per annum based upon continued employment over a four-year period, and generally expire ten years after the date of grant. Stock option grants to our executive officers are made in connection with the commencement of employment, in conjunction with an annual review of total compensation and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. Proposals to grant stock options to our executive officers are made by our CEO to the Compensation Committee. With respect to proposals for grants made to our executive officers, the Committee generally reviews competitive compensation survey data and, if applicable, consultant reports, as discussed above, individual performance, the executive’s existing compensation and other retention considerations. The Compensation Committee considers the estimated Black-Scholes valuation of each proposed stock option grant in determining the number of options subject to each grant. Generally, stock option grants for a particular individual are based on the factors discussed above and are intended to be valued near the average of the range of the value of long-term incentive awards for executives in similar positions with similar responsibilities at comparable companies, although other elements of compensation, including salary, may also be considered.

Generally, stock option grants to executive officers have been made in conjunction with meetings of the Board of Directors. During 2007, we adopted and currently have in force a stock option granting policy that includes the following elements:

•	Options to purchase shares of our common stock shall be granted effective as of the last calendar day of the following months: February, April, June, August, October and December (each such date a “Grant Date”);

•	For each employee (or prospective employee) that is not (or, upon hire, will not be) subject to Section 16 of the Exchange Act, the CEO shall have the authority to grant, in his sole discretion, an option or options to purchase up to an aggregate of 5,000 shares of common stock (on an annual basis); provided, however, that total number of shares of common stock underlying such option grants shall not exceed 150,000 per calendar year.

•	The Compensation Committee must approve all other stock option grants. Grants by the Compensation Committee must be approved only at a meeting of the Compensation Committee with and in consultation with the other independent directors and not by written consent.

•	Grants of options approved for existing employees, shall be effective as of, and the grant date thereof shall for all purposes be deemed to be, the Grant Date following the date of approval (except that any grants subject to stockholder approval shall be effective as of the date of stockholder approval).

•	Options approved for new hires, including those hired through acquisitions, shall be effective as of, and the grant date thereof shall for all purposes be deemed to be, the Grant Date following the later of (i) the date of such approval or (ii) the date on which the new hire’s employment commences.

We have not adopted stock ownership guidelines.

During 2009, our Compensation Committee considered the fact that the value of the CEO’s total long-term incentive awards trails the market at the 25th percentile and the value of the long-term incentive awards to our other key executives approximates the market at the 50th percentile. In February 2010, the Compensation Committee approved grants of stock options, or the February Grants, to purchase 250,000, 90,000 and 75,000 shares of common stock to Mr. Zwanziger, Dr. Scott and Dr. McAleer, respectively. While the closing price of our common stock on the date of grant was $39.02, these options were granted with a premium exercise price of $61.49, which was the offering price of a secondary offering of our common stock conducted by the Company in November 2007. Due to the premium exercise price and the fact that the price of our common stock would need to increase almost 65% in order for these option grants to even be “in the money,” the Compensation Committee considered these grants to be stronger incentives than standard option grants and in the best interest of our stockholders.

In determining Mr. Zwanziger’s February Grant, the Compensation Committee considered the analysis set forth in the 2009 Radford Report of the number of stock options required to deliver “market competitive” annual long-term incentives within the range of 2009 grants by our peer group. Taking that into consideration, coupled with the various factors described above, including Mr. Zwanziger’s cash compensation, prior equity grants, significant history and role in leading our Company, his expertise and experience and his performance and contribution to our overall goals and objectives, as well as the fact that the exercise price of the grant would be at a significant premium to the then current trading price of our common stock, the Compensation Committee discussed and adopted the February Grant in an effort to meet our total compensation objectives. While background, expertise and experience, and individual performance and contribution to our overall goals and objectives are all subjective measures, and are not based on any stated quantifiable objectives, they play an important role in the Compensation Committee’s overall decision-making process. These subjective factors are considered in the aggregate and, accordingly, no specific factor played a greater role in determining the grant.

In determining Dr. Scott’s February Grant, the Compensation Committee considered the analysis set forth in the 2009 Radford Report of the number of stock options required to deliver “market competitive” annual long-term incentives within the range of 2009 grants by our peer group. Taking that into consideration, coupled with the various factors described above, including Dr. Scott’s cash compensation, prior equity grants, significant history and role with our Company, his expertise and experience and his performance and contribution to our overall goals and objectives, as well as the fact that the exercise price of the grant would be at a significant premium to the then current trading price of our common stock, the Compensation Committee discussed and adopted the February Grant in an effort meet our total compensation objectives. While background, expertise and experience, and individual performance and contribution to our overall goals and objectives are all subjective measures, and are not based on any stated quantifiable objectives, they play an important role in the Compensation Committee’s overall decision-making process. These subjective factors are considered in the aggregate and, accordingly, no specific factor played a greater role in determining the grant.

In determining Dr. McAleer’s February Grant, the Compensation Committee considered the analysis set forth in the 2009 Radford Report of the number of stock options required to deliver “market competitive” annual long-term incentives within the range of 2009 grants by our peer group. Taking that into consideration, coupled with the various factors described above, including Dr. McAleer’s cash compensation, prior equity grants, significant history and role with our Company, his expertise and experience and his performance and contribution to our overall goals and objectives, as well as the fact that the exercise price of the grant would be at a significant premium to the then current trading price of our common stock, the Compensation Committee discussed and adopted the February Grant in an effort meet our total compensation objectives. While background, expertise and experience, and individual performance and contribution to our overall goals and objectives are all subjective measures, and are not based on any stated quantifiable objectives, they played an important role in the Compensation Committee’s overall decision-making process. These subjective factors are considered in the aggregate and, accordingly, no specific factor played a greater role in determining the grant.

As of June 30, 2009, Mr. Underwood, Mr. Teitel, Dr. Bridgen and Dr. Geraty were granted options to purchase 12,000, 23,581, 22,564 and 36,069 shares of common stock, respectively, at an exercise price of $35.58 per share. In approving these grants, as well as other grants made to other officers, managers and employees of the Company as of the same date, the Compensation Committee considered the disincentive offered by “underwater” stock options held by each individual as a result of declines in the Company’s stock price during 2008 and 2009 and determined the amount of the grants initially based upon a formula applied against all outstanding company stock options. The Compensation Committee then adjusted the amount of each award after considering the various subjective factors previously described. With respect to these grants, the Compensation Committee considered each recipient’s cash compensation, prior equity grants, role in leading our Company, expertise and experience, and his performance and contribution to our overall goals and objectives. While background, expertise and experience, and individual performance and contribution to our overall goals and objectives are all subjective measures, and are not based on any stated quantified objectives, they play an important role in the Compensation Committee’s decision-making process. These subjective factors are considered in the aggregate and, accordingly, none of these subjective factors played a greater role in determining the grants.

As of August 31, 2009, Mr. Underwood was granted options to purchase 40,000 shares of common stock at an exercise price of $35.60 per share, in connection with Mr. Underwood’s appointment as our Chief Information Officer. The Compensation Committee considered this grant an appropriate incentive for Mr. Underwood in accepting this new role, which the committee expected would constitute a global, strategic leadership role once Mr. Underwood was able to transition into it. The Compensation Committee also considered an analysis of total compensation for comparable executives, the estimated Black-Scholes valuation of the proposed stock option grant, as well as Mr. Underwood’s background, expertise and experience, and individual performance and past contribution to our overall goals and objectives in approving this grant. While many of these factors are subjective measures, and are not based on any stated quantified objectives, they play an important role in the Compensation Committee’s decision-making process. These subjective factors are considered in the aggregate and, accordingly, no specific factor played a greater role in determining the grant.

In addition, as of October 30, 2009, Mr. Teitel was granted options to purchase 10,000 shares of common stock at an exercise price of $38.01 per share. The Compensation Committee considered an analysis of total compensation for comparable executives and determined that Mr. Teitel’s long-term incentive compensation remained significantly lower than that of executives at comparable companies. In approving this grant, the Compensation Committee also considered the estimated Black-Scholes valuation of the proposed stock option grant, as well as Mr. Teitel’s background, expertise and experience, and individual performance and past contribution to our overall goals and objectives. While many of these factors are subjective measures, and are not based on any stated quantified objectives, they play an important role in the Compensation Committee’s decision-making process. These subjective factors are considered in the aggregate and, accordingly, no specific factor played a greater role in determining the grants.

Other Compensation.  Other than as discussed below, our named executive officers do not have employment agreements. The named executive officers are not eligible to participate in, and do not have any accrued benefits under, any company-sponsored defined benefit pension plan. They are eligible to, and in some case do, participate in defined contributions plans, such as a 401(k) plan, on the same terms as other employees. The terms of these defined contribution plans vary depending on the jurisdiction of employment of the executive. In addition, consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable. We believe these benefits and perquisites are currently lower than median competitive levels for comparable companies. Finally, all of our executives are eligible to participate in our other employee benefit plans, including, medical, dental, life and disability insurance.

Tax Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on our tax return of compensation of over $1,000,000 to certain of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with the exemptions available under Section 162(m). We believe that options granted under the 2001 Option Plan will generally qualify as performance-based compensation under Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with these exemptions when we believe that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Compensation Committee Report

We, the Compensation Committee, have reviewed and discussed the Compensation and Discussion and Analysis beginning on page 28 of this proxy statement with management.

Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Carol R. Goldberg, Chairperson
Eli Y. Adashi, Member
Robert P. Khederian, Member

Compensation of Executive Officers and Directors

Set forth below is information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer, our other key executives and our three other most highly-compensated executive officers for the fiscal year 2009. Such officers are collectively referred to as the “named executive officers.”

Summary Compensation Table.  The following table sets forth information regarding the named executive officers’ compensation for fiscal years 2009, 2008 and 2007. For our named executive officers, the amount of salary and bonus represented between 45% and 100% of the named executive officers’ total compensation for 2009.

Summary Compensation Table

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
					Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Stock	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	Awards	($)(1)	($)	($)	($)(2)	($)

Ron Zwanziger	2009	$900,000	$250,000	—	—	—	—	$713	$1,150,713
Chairman, Chief	2008	$824,423	—	—	$1,366,500	—	—	$778	$2,191,701
Executive	2007	$750,000	—	—	$6,024,000	—	—	$990	$6,774,990
Officer and President

David Teitel	2009	$300,000	$100,000	—	$490,566	—	—	$8,063	$898,629
Chief Financial Officer	2008	$299,808	—	—	—	—	—	$7,678	$307,486
	2007	$241,250	—	—	$477,400	—	—	$7,601	$726,251

David Scott, Ph.D.(3)	2009	$550,306	$125,000	—	—	—	—	—	$675,306
Chief Scientific Officer	2008	$622,791	—	—	$683,250	—	—	—	$1,306,041
	2007	$648,626	—	—	$3,012,000	—	—	—	$3,660,626

Jerry McAleer, Ph.D.(3)	2009	$510,998	$125,000	—	—	—	—	—	$635,998
Senior Vice President,	2008	$553,581	—	—	$592,150	—	—	—	$1,145,731
R&D	2007	$540,521	—	—	$2,510,000	—	—	—	$3,050,521

John Bridgen, Ph.D.(4)	2009	$428.600	$125,000	—	$324,922	—	—	$8,063	$886,585
Senior Vice
President, Business
Development

Tom Underwood(4)	2009	$439,600	$587,666	—	$752,000	—	—	$7,569	$1,786,835
Chief Executive
Officer, Alere
Health, LLC

Ron Geraty, M.D.(5)	2009	$550,008	—	—	$519,394	—	—	$8,063	$1,077,465
Former Chief	2008	$498,022	$165,871	—	$774,000	—	—	$7,786	$1,445,679
Executive Officer of	2007	$41,921	—	—	$2,035,133	—	—	$6,677	$2,083,731
Alere Health, LLC

(1)	These amounts represent the aggregate grant date fair value of stock option awards made during 2009, 2008 and 2007, respectively, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (FASB ASC Topic 718), excluding estimated forfeitures. See Note 16 of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2009 for a discussion of the other relevant assumptions used in calculating these amounts.

(2)	The amounts in this column include for 2009: (a) matching contributions made by our Company to our defined contribution plans in the amount of $7,350 on behalf of Mr. Teitel, Dr. Bridgen and Dr. Geraty and $6,856 on behalf of Mr. Underwood and (b) life insurance premiums paid by our Company in the amount of $713 on behalf of Mr. Zwanziger, Mr. Teitel, Dr. Bridgen, Mr. Underwood and Dr. Geraty. The amounts in this column include for 2008: (a) matching contributions made by our Company to our defined contribution plans in the amount of $6,900 on behalf of Mr. Teitel and Dr. Geraty and (b) life insurance premiums paid by our Company in the amount of $778 on behalf of Mr. Zwanziger and Mr. Teitel and $886 on behalf of Dr. Geraty. The amounts in this column include for 2007: (a) matching contributions made by our Company to our defined contribution plans in the amount of $6,750 on behalf of Mr. Teitel, (b) life insurance premiums paid by our Company in the amount of $990 and $851 on behalf of Mr. Zwanziger and Mr. Teitel, respectively, and (c) $6,677 in commuting expenses for Dr. Geraty.

(3)	Salary and other compensation paid in British pounds. British pounds were converted to U.S. dollars using the average exchange rate for the year reported.

(4)	Dr. Bridgen and Mr. Underwood were not named executive officers in 2008 or 2007.

(5)	Dr. Geraty joined the Company on November 16, 2007 when we acquired Alere Medical, Inc. The bonus earned by Dr. Geraty was the last Management Incentive Plan bonus authorized by Alere, which was cancelled upon the merger with the Company.

Grants of Plan-Based Awards.  The following table sets forth certain information with respect to options granted to the named executive officers in fiscal year 2009.

Grants of Plan-Based Awards

									All Other	All Other		Grant
									Stock	Option		Date
			Estimated Future Payouts						Awards:	Awards:	Exercise	Fair
			Under			Estimated Future Payouts			Number of	Number of	or	Value
		Compensation	Non-Equity			Under Equity			Shares of	Securities	Base Price	of Stock
		Committee	Incentive Plan Awards			Incentive Plan Awards			Stock or	Underlying	of Option	and
	Effective	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Grant Date(1)	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(2)(3)	($ / Sh)(4)	Awards(5)

David Teitel	6/30/09	5/21/09								23,581	$35.58	$339,566
	10/30/09	9/24/09	—	—	—	—	—	—	—	10,000	$38.01	$151,000
John Bridgen, Ph.D.	6/30/09	5/21/09	—	—	—	—	—	—	—	22,564	$35.58	$324,922
	6/30/09	5/21/09								12,000	$35.58	$172,800
Tom Underwood	8/31/09	7/24/09	—	—	—	—	—	—	—	40,000	$35.60	$579,200
Ron Geraty, M.D.	6/30/09	5/21/09	—	—	—	—	—	—	—	36,069	$35.58	$519,394

(1)	The grant date of the options for the named executive officers is in accordance with our stock option granting policy, in which grants of options approved by the Compensation Committee for existing employees shall be effective as of the next “Grant Date” following the date of approval (except that any grants subject to stockholder approval shall be effective as of the date of stockholder approval). Under this policy, “Grant Date” means the last day of the following months: February, April, June, August, October and December.

(2)	All stock option awards were made under our 2001 Stock Option and Incentive Plan.

(3)	The terms of these options provide for vesting in four equal annual installments, commencing on the first anniversary of the date of grant and conditioned upon the recipient’s continued employment with the Company on the applicable vesting date. The options will expire on the tenth anniversary of the grant date or, if earlier, 90 days after the recipient’s employment terminates.

(4)	The exercise price of the stock option awards to the named executive officers is equal to the closing price of the common stock on the applicable grant date.

(5)	These amounts represent the aggregate grant date fair value of stock option awards made during 2009 calculated in accordance with FASB ASC Topic 718, excluding estimated forfeitures. See Note 16 of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2009 for a discussion of the other relevant assumptions used in calculating these amounts.

Outstanding Equity Awards at Fiscal Year-End.  The following table sets forth certain information with respect to unexercised options held by the named executive officers at the end of fiscal year 2009.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:				Market	Number of	Payout Value
	Number of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)(1)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date(2)	(#)	($)	(#)	($)

Ron Zwanziger	30,000	—	—	$14.92	2-12-2011	—	—	—	—
	65,000	—	—	$17.15	12-20-2011	—	—	—	—
	5,065	—	—	$15.55	8-23-2012	—	—	—	—
	7,576	—	—	$21.78	12-31-2013	—	—	—	—
	150,000	150,000	—	$39.72	5-17-2017	—	—	—	—
	37,500	112,500		$61.49	7-23-2018	—	—	—	—
David Teitel	10,000	—	—	$21.38	12-11-2013	—	—	—	—
	10,000	—	—	$24.25	12-17-2014	—	—	—	—
	3,750	1,250	—	$34.40	10-4-2016	—	—	—	—
	15,000	5,000	—	$38.10	12-15-2016	—	—	—	—
	10,000	10,000		$48.14	8-31-2017	—	—	—	—
	—	23,581	—	$35.58	6-30-2019	—	—	—	—
	—	10,000		$38.01	10-30-2019	—	—	—	—
David Scott, Ph.D.	24,000	—	—	$14.92	2-12-2011	—	—	—	—
	199,691	—	—	$15.47	11-30-2011	—	—	—	—
	2,284	—	—	$15.60	9-3-2012	—	—	—	—
	5,252	—	—	$21.78	12-31-2013	—	—	—	—
	75,000	75,000	—	$39.72	5-17-2017	—	—	—	—
	18,750	56,250		$61.49	7-23-2018	—	—	—	—
Jerry McAleer, Ph. D.	16,000	—	—	$14.92	2-12-2011	—	—	—	—
	189,706	—	—	$15.47	11-30-2011	—	—	—	—
	129,413	—	—	$16.76	12-2-2011	—	—	—	—
	1,805	—	—	$15.60	9-3-2012	—	—	—	—
	4,656	—	—	$21.78	12-31-2013	—	—	—	—
	62,500	62,500	—	$39.72	5-17-2017	—	—	—	—
	16,250	48,750	—	$61.49	7-23-2018	—	—	—	—
John Bridgen, Ph.D.	36,750	—	—	$11.75	9-30-2012	—	—	—	—
	6,664	—	—	$21.78	12-31-2013	—	—	—	—
	50,000	—	—	$24.25	12-17-2014	—	—	—	—
	12,500	12,500	—	$42.26	2-28-2017	—	—	—	—
	20,000	20,000	—	$56.18	12-31-2017	—	—	—	—
	—	22,564	—	$35.58	6-30-2019	—	—	—	—
Tom Underwood	—	25,000	—	$33.17	6-30-2018	—	—	—	—
	250	750	—	$18.91	12-31-2018	—	—	—	—
	—	12,000	—	$33.58	6-30-2019	—	—	—	—
	—	40,000	—	$35.60	8-31-2019	—	—	—	—
Ron Geraty, M.D.	35,000	35,000	—	$56.18	12-31-2017	—	—	—	—
	7,500	22,500	—	$33.17	6-30-2018	—	—	—	—
	7,500	22,500	—	$35.52	8-29-2018	—	—	—	—
		36,069		$35.58	6-30-2019	—	—	—	—

(1)	Unless otherwise noted, options become exercisable in four equal annual installments beginning on the first anniversary of the date of grant.

(2)	Unless otherwise noted, the expiration date of each option occurs ten years after the date of grant of such option.

Option Exercises and Stock Vested.  The following table sets forth certain information with respect to options exercised by the named executive officers in fiscal year 2009.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)

Ron Zwanziger	—	—	—	—
David Teitel	—	—	—	—
David Scott, Ph.D.	50,000	$1,540,245	—	—
Jerry McAleer, Ph.D.	40,000	$1,213,904	—	—
John Bridgen, Ph.D.	—	—	—	—
Tom Underwood	—	—	—	—
Ron Geraty, M.D.	—	—	—	—

(1)	Represents the difference between the aggregate exercise price and the aggregate fair market value of the common stock on the dates of exercise.

Non-qualified Deferred Compensation

Non-qualified Defined Contribution and Other Non-qualified Deferred Compensation Plans.  Our named executive officers do not participate in any non-qualified defined contribution or other deferred compensation plans.

Pension Benefits.  Our named executive officers do not participate in any plan that provides for specified retirement benefits, or payments and benefits that will be provided primarily following retirement, other than defined contribution plans such as our 401(k) savings plan.

Employment Agreements and Potential Payments upon Termination or Change-in-Control.  On November 18, 2009, we entered into a retention and severance agreement with Tom Underwood in order to restructure change of control severance obligations existing under a 2007 agreement between Mr. Underwood and Matria Healthcare, Inc., a predecessor to Alere Health. In addition to a bonus paid in 2009, Mr. Underwood’s current retention and severance agreement provides for two further “stay bonuses” of $462,666 payable November 18, 2010 and June 30, 2011, as well as severance payable in the event of involuntary termination without cause or voluntary termination with good reason. As consideration for these severance benefits, Mr. Underwood agreed that (i) for one year after his employment terminates if less than all of the stay bonuses have been paid, or (ii) for two years after his employment terminates if the full amount of all of the stay bonuses has been paid, he will not provide similar services to any business that competes with Alere Health in many states within the United States. As part of the agreement, Mr. Underwood also entered into Alere Health’s standard non-solicitation agreement.

Dr. Geraty, who is expected to leave the Company in the near future, has an employment agreement which provides for severance payments in the event of involuntary termination without cause or constructive termination. These payments will be triggered by his departure. Dr. Geraty has agreed not to engage in any business activity which is directly or indirectly in competition with us within the United States or to solicit our employees or customers for a period of one year following the date his employment terminates.

The table below sets forth the estimated payments and benefits that would be provided to the extent that payments under these agreements are triggered, or in the case of Dr. Geraty, the amount of the expected payment obligation that will be triggered when he leaves the Company.

Name and Position	Date of Termination	Severance Payments		Benefits

Tom Underwood	Prior to Nov. 18, 2010	$925,332	(1)	$52,354	(5)
Chief Executive Officer, Alere	Nov. 18, 2010 through June 30, 2011	$462,666	(2)	$52,354	(5)
Health, LLC	After June 30, 2011	$439,600	(3)	$14,072	(6)
Ron Geraty, M.D.	Any	$550,008	(4)	$0
Former Chief Executive Officer, Alere Health, LLC

(1)	Severance obligation is a lump-sum payment equal to the greater of (i) any unpaid stay bonuses, as discussed above, or (ii) 12 months of Mr. Underwood’s then-current salary. Mr. Underwood is entitled to stay bonuses of $462,666 each if he remains employed on November 18, 2010 and June 30, 2011, both of which would be accelerated and would, in the aggregate, exceed the value of 12 months of his current salary.

(2)	Represents June 30, 2011 stay bonus, which would be accelerated and would exceed the value of 12 months of Mr. Underwood’s current salary.

(3)	Represents 12 months of Mr. Underwood’s current salary.

(4)	Represents Dr. Geraty’s current annual salary. Severance obligation is 12 months’ continuation of Dr. Geraty’s then-current salary.

(5)	Represents the current cost of continuation of all group benefits for which executives are eligible at the time of termination for two years, including cell phone and auto insurance, based on the assumptions used for financial reporting purposes under generally accepted accounting principles.

(6)	Represents the current cost of medical and dental insurance coverage for one year, based on the assumptions used for financial reporting purposes under generally accepted accounting principles.

Our named executive officers are otherwise employees-at-will and do not have employment contracts with us. Other than provisions in our 2001 Stock Option and Incentive Plan that provide for all stock options to automatically become fully exercisable and any stock awards to become vested and non-forfeitable in the event of a “change of control” as defined in the plan, there are no other contracts, agreements, plans or arrangements that provide for payments to our named executive officers at, following, or in connection with any termination of employment, change in control of our Company or a change in a named executive officer’s responsibilities. All of the outstanding stock options held by our named executive officers reported above under “Outstanding Equity Awards at Fiscal Year-End” were issued under our 2001 Stock Option and Incentive Plan and are subject to accelerated exercisability upon a change of control. The table below sets forth the value attributable to such an acceleration of exercisability.

Value Attributable to Acceleration of
Exercisability of Stock Options
Name	upon a Change of Control(1)

Ron Zwanziger	$268,500
David Teitel	$200,773
David Scott, Ph.D.	$134,250
Jerry McAleer, Ph.D.	$111,875
John Bridgen, Ph.D.	$133,805
Tom Underwood	$557,010
Ron Geraty, M.D.	$536,314

(1)	Assumes the occurrence of a change of control of the Company on December 31, 2009. The value attributable to the acceleration of stock options equals the difference between the applicable option exercise prices and the closing sale price of our common stock as reported by the New York Stock Exchange on December 31, 2009, which was $41.51, multiplied by the number of shares underlying the options.

Risk Related to Compensation Policies

Our compensation policies and practices for our employees, including our executive compensation program described in our Compensation Discussion and Analysis, aim to provide a risk-balanced compensation package which is competitive in our market sectors and relevant to the individual executive. Generally, we provide cash compensation in the form of base salary to meet competitive cash compensation norms and non-cash compensation, primarily in the form of stock-based awards, to reward superior performance against long-term strategic goals. This focus on base salary supplemented by long-term, non-cash compensation discourages short-term risk taking and provides motivation for employees to pursue the same strategic goals, including increasing shareholder value. While we did provide one-time, discretionary bonuses to many of our executives and managers for 2009, as discussed in our Compensation Discussion and Analysis, and we do provide commission-based compensation to a limited number of sales personnel consistent with industry practices, we do not believe that these practices, or our compensation policies and practices considered as a whole, are reasonably likely to have a material adverse effect on us.

Compensation of Directors

The following table sets forth information regarding the compensation of our directors during fiscal year 2009.

					Change
					in Pension
					Value and
					Non-Qualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name (1)	($)(2)	($)	($)(3)	($)	($)	($)	($)

Eli Adashi, M.D.	$56,250		$104,880				$161,130
Carol R. Goldberg	$85,500	—	—	—	—	—	$85,500
Robert P. Khederian	—	—	—	—	—	—	—
John F. Levy	—	—	—	—	—	—	—
John A. Quelch, Ph.D.	—	—	—	—	—	—	—
James Roosevelt, Jr.	$75,000		$71,360				$146,360
Peter Townsend	$92,750	—	—	—	—	—	$92,750

(1)	Ron Zwanziger, Jerry McAleer and David Scott are not included in this table as they are employees of our Company and, accordingly, receive no compensation for their services as directors. The compensation received by Mr. Zwanziger, Dr. McAleer and Dr. Scott as employees of our Company are shown in the Summary Compensation Table above.

(2)	Dr. Adashi received cash payments of $18,750 each in June 2009, September 2009 and December 2009. Ms. Goldberg received a cash payment of $85,500 in December 2009. Mr. Roosevelt received cash payments of $18,750 each in April 2009, June 2009, September 2009 and December 2009. Mr. Townsend received a cash payment of $92,750 in December 2009. The details of the cash compensation is described in more detail below.

(3)	These amounts represent the aggregate grant date fair value of stock option awards made during 2009 calculated in accordance with FASB ASC Topic 718, excluding estimated forfeitures. See Note 16 of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2009 for a discussion of the other relevant assumptions used in calculating these amounts. As of December 31, 2009, each director had the following number of options outstanding: Eli

Adashi: 8,000; Carol R. Goldberg: 53,003; Robert P. Khederian: 26,484; John F. Levy: 76,850; John A. Quelch: 74,204; James Roosevelt, Jr.: 8,000; and Peter Townsend: 24,686.

We historically compensated our non-employee directors solely through option grants, consistent with our overall compensation philosophy of focusing on long-term performance and aligning the interests of our directors with the interests of stockholders. These option grants vest over a three-year period in order to compensate for three years of service. Employee directors do not receive compensation for their services as directors.

During 2007, the Compensation Committee engaged a compensation consultant, Pearl Meyer & Partners, to assist the committee in assessing non-employee director compensation. The Compensation Committee concluded that our non-employee directors’ annual compensation should be based on the total annual compensation (combined cash and equity) reflected in the 75th percentile of the 2007 peer group data. Accordingly, effective October 31, 2007, the Compensation Committee granted a number of options to the non-employee directors, using a Black-Scholes valuation model, designed to compensate the directors on an annual basis within the 75th percentile of the peer group data. Consistent with past practice, such options vest over a three-year period and compensate the directors for three years of service (2008 through 2010). In this case, however, the non-employee directors were given the option to elect to receive a portion of such compensation in the form of cash (and forego a portion of the option grant of equal value). If a director exercised this option, he or she would receive annual cash payments during 2008, 2009 and 2010 based on the total annual cash compensation paid in the 75th percentile of the peer group data provided by our consultant and would receive a reduced option grant designed to compensate the director for three years of service based on the total equity compensation (rather than combined cash and equity) paid in the 75th percentile of same peer group data. Two directors, Carol R. Goldberg and Peter Townsend, opted to exercise this right. Accordingly, Ms. Goldberg and Mr. Townsend received cash payments of $85,500 and $92,750, respectively, in January 2008, December 2008 and December 2009. Upon their election to the Board during 2009, Dr. Adashi and Mr. Roosevelt were each awarded compensation for the first year of their service as a director of $75,000, payable quarterly in arrears, and an option to purchase 8,000 shares of our common stock. This package of cash compensation and stock options was intended to offer these new non-employee directors a similar level of total annual compensation to that awarded to our incumbent non-employee directors through the October 2007 grants.

Equity Compensation Plan Information

The following table furnishes information with respect to compensation plans under which equity securities of the Company are authorized for issuance as of December 31, 2009.

			Number of securities
			remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation plans
	exercise of outstanding	exercise price	(excluding securities
	options, warrants and	of outstanding options,	reflected in column
Plan category	rights(1)	warrants and rights	(a)(2))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	7,639,675	$35.06	2,193,901 (3)
Equity compensation plans not approved by security holders	75,000 (4)	$35.60	—
Total	7,714,675	$35.07	2,193,901 (3)

(1)	This table excludes an aggregate of 2,123,450 shares issuable upon exercise of outstanding options assumed by the Company in connection with various acquisition transactions. The weighted average exercise price of the excluded acquired options is $33.49.

(2)	In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2009, 1,120,841 shares under the 2001 Stock Option and Incentive Plan may instead be issued in the form of restricted stock, unrestricted stock, performance share awards or other equity-based awards.

(3)	Includes 1,073,060 shares issuable under the Company’s 2001 Employee Stock Purchase Plan (the “ESPP”).

(4)	Represents shares issuable upon exercise of outstanding options issued as inducement grants in connection with our acquisition of Concateno, plc. These options have terms which are substantially the same as options granted under our 2001 Stock Option and Incentive Plan.

2009 Audit Committee Report

We, the Audit Committee, oversee the Company’s accounting and financial reporting processes and assist the Board in its oversight of the qualifications, independence and performance of the Company’s independent registered public accountants. In fulfilling our oversight responsibilities, we discussed with the Company’s independent registered public accounting firm, BDO Seidman, LLP, the overall scope and plans for their audit. Upon completion of the audit, we discussed with BDO Seidman the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

We also reviewed and discussed the audited, consolidated financial statements with management. We discussed with management certain significant accounting principles, the reasonableness of significant judgments and the clarity of disclosures in those financial statements.

The Audit Committee received and reviewed the written disclosures and the letter from BDO Seidman required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO Seidman’s communications with the Audit Committee concerning independence, and discussed with BDO Seidman the auditor’s independence from management and the Company. We determined that the services provided by BDO Seidman during fiscal year 2009 are compatible with maintaining such auditor’s independence.

In reliance on the reviews and discussions referred to above, we recommended to the Board (and the Board approved) that the audited, consolidated financial statements be included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John F. Levy, Chairperson
Peter Townsend, Member
Robert P. Khederian, Member

Independent Registered Public Accountants

Our Audit Committee engaged BDO Seidman, LLP to serve as our independent registered public accountant during the fiscal year ended December 31, 2009. We are currently interviewing accounting firms, including BDO Seidman, to serve as our principal accountant for the fiscal year ending 2010.

We expect representatives of BDO Seidman to be present at our 2010 annual meeting of stockholders, that they will have the opportunity to make a statement at such meeting if they so desire, and that they will be available to respond to appropriate questions from stockholders.

Audit Fees

Aggregate audit fees billed by BDO Seidman for fiscal year 2009 were $3,384,737. This includes $630,000 billed for professional services rendered in connection with the principal independent registered public accountant’s audit of our internal control over financial reporting in connection with the 2009 audit. Audit fees also include fees billed in connection with the principal independent registered public accountant’s review of our quarterly financial statements and audit services normally provided by the principal independent registered public accountant in connection with other statutory or regulatory filings. Aggregate audit fees billed by BDO Seidman for fiscal year 2008 were approximately $3,246,668.

Audit-related Fees

Aggregate audit-related fees billed in 2009 and 2008 by BDO Seidman were $484,650 and $515,473, respectively. Audit-related fees consist primarily of fees billed for professional services rendered by the principal independent registered public accountant for accounting consultations and services related to business acquisitions and financings.

Tax Fees

Aggregate tax fees billed in 2009 and 2008 by BDO Seidman were $404,000 and $347,000, respectively. Tax fees include fees billed for professional services rendered by the principal public accountant for tax compliance, tax advice and tax planning.

All Other Fees

During 2009 and 2008, no other fees were billed by BDO Seidman, LLP.

Pre-approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accountant other than permitted non-audit services estimated in good faith by the independent registered public accountant and management to entail fees payable of $25,000 or less on a project by project basis and which would otherwise qualify for exemption from the pre-approval requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present any services so pre-approved to the full Audit Committee at its next meeting.

Certain Relationships and Related Transactions

Policies and Procedures with Respect to Related  Party Transactions

Our Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, conduct an appropriate review of, and be responsible for the oversight of, all related party transactions on an ongoing basis.

Investments by the Zwanziger Family Trust

In November 2008, the Zwanziger Family Trust, a trust established for the benefit of the children of Ron Zwanziger, our Chairman, Chief Executive Officer and President, and the trustee of which is Mr. Zwanziger’s sister, purchased certain of our securities from third parties in market transactions. The purchase consisted of approximately $1.0 million of each of the following securities: our common stock, our Series B Convertible Perpetual Preferred Stock, our 3% senior subordinated convertible notes, interests ($1.0 million face amount) in our First Lien credit agreement and interests ($1.0 million face amount) in our Second Lien credit agreement. To the extent we make principal and interest payments under the convertible notes and the credit facilities in accordance with their terms, the Zwanziger Family Trust, as a holder of convertible notes and as a lender under the credit facilities, will receive its proportionate share. In connection with its purchases of interests under our First Lien credit agreement and Second Lien credit agreement, the Trust agreed that, whenever the consent or vote of the lenders is required under the credit facilities, it will vote the outstanding principal amount of its holdings in the same proportion as the votes cast by the other lenders under these credit facilities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our outstanding shares of common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are required by applicable regulations to furnish us with copies of all reports filed pursuant to Section 16(a).

To our knowledge, based solely on a review of the copies of such reports received by us and certain written representations that no other reports were required, we believe that for the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with.

Stockholder Proposals

Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our 2011 annual meeting of stockholders must submit the proposals in proper form to us at the address set forth on the first page of this proxy statement not later than February 4, 2011 in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to the 2011 annual meeting.

Stockholder proposals intended to be presented at our 2011 annual meeting submitted outside the processes of Rule 14a-8 must be received in writing by us no later than the close of business on April 14, 2011, nor earlier than March 16, 2011, together with all supporting documentation and information required by our bylaws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Our Nominating and Corporate Governance Committee will consider director candidates recommended for nomination by stockholders. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. In order to have a director candidate considered by the Nominating and Corporate Governance Committee, the recommendation must be submitted to the Company Secretary at the address set forth on the first page of this proxy statement not later than February 4, 2011 and must include: the name, address and phone number of record of the stockholder; a representation that the stockholder is a record holder of our voting stock, or if the stockholder is not a record holder of our voting stock, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act; the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate; a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time; a description of all arrangements or understandings between the stockholder and the proposed director candidate; the consent of the proposed director candidate (i) to be named in the proxy statement relating to our annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting; and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission.

Other Information

A copy of our Annual Report on Form 10-K/A, including the financial statements and the financial statement schedules, for the year ended December 31, 2009 (the “Annual Report”) shall be provided without charge to each person solicited hereby upon the written request made to:

Inverness Medical Innovations, Inc.
Investor Relations Department
51 Sawyer Road
Suite 200
Waltham, MA 02453-3448
Attn: Doug Guarino

In addition, copies of any exhibits to the Annual Report will be provided for a nominal charge to stockholders who make a written request to us at the above address.

The Board is aware of no other matters, except for those incident to the conduct of the annual meeting, that are to be presented to stockholders for formal action at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournments or postponements thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board

Ron Zwanziger
Chairperson, Chief Executive Officer and
President

June 4, 2010

Appendix A

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

THIRD AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF INVERNESS MEDICAL INNOVATIONS, INC.

PURSUANT TO SECTION 242
OF THE GENERAL CORPORATION LAW OF
THE STATE OF DELAWARE

Inverness Medical Innovations, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies:

The Board of Directors of the Corporation, by vote of its members, duly adopted, pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), an amendment to the Amended and Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on November 19, 2001 and declared said amendment to be advisable. The amendment was duly adopted by the affirmative vote of the stockholders in accordance with the provisions of Section 242 of the DGCL.

RESOLVED:  That the Article I of the Amended and Restated Certificate of Incorporation of the Corporation be amended to read as follows:

“The name of the Corporation is “Alere Inc.”

And

RESOLVED:  That the Amended and Restated Certificate of Incorporation of the Corporation be amended as to replace “Inverness Medical Innovations, Inc.” throughout with “Alere Inc.”

IN WITNESS WHEREOF, the Corporation has caused this Third Amendment to the Certificate of Incorporation to be executed on its behalf by its [          ], [          ], as of this [  ] day of [          ], 2010.

Inverness Medical Innovations, Inc.

By:  Name:
Title:

A-1

Appendix B

EXPLANATORY NOTE:  This Appendix B contains a copy of the Inverness Medical Innovations, Inc. 2010 Stock Option and Incentive Plan, as proposed and described in the proxy statement to which this Appendix B is attached.

Inverness Medical Innovations, Inc.
2010 STOCK OPTION AND INCENTIVE PLAN

SECTION 1.  GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Inverness Medical Innovations, Inc. 2010 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Independent Directors and other key persons (including consultants) of Inverness Medical Innovations, Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” is defined in Section 2(a).

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Performance Share Awards and Dividend Equivalent Rights.

“Board” means the Board of Directors of the Company.

“Change of Control” is defined in Section 18.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Committee of the Board referred to in Section 2.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Dividend Equivalent Right” means Awards granted pursuant to Section 12.

“Effective Date” means the date on which the Plan is approved by stockholders as set forth in Section 20.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” means the closing price for the Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Stock was traded, unless determined otherwise by the Administrator using such methods or procedures as it may establish.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Independent Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Outside Director” means a current member of the Board who is: (i) not a current employee of the Company, (ii) not a former employee of the Company who receives compensation from the Company for prior services (other than benefits under a qualified retirement plan) during the taxable year, (iii) has not been an officer of the Company, and (iv) does not receive remuneration from the Company, either directly or indirectly in exchange for goods or services, in any capacity other than as a director, all as set out in detail in Treasury Regulation 1.162-27(e)(3).

“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: (i) earnings before interest, taxes, depreciation and amortization; (ii) net income (loss) (either before or after interest, taxes, depreciation and/or amortization); (iii) changes in the market price of the Stock; (iv) cash flow; (v) funds from operations or similar measure; (vi) sales or revenue; (vii) acquisitions or strategic transactions; (viii) operating income (loss); (ix) return on capital, assets, equity, or investment; (x) total stockholder returns or total returns to stockholders; (xi) gross or net profit levels; (xii) productivity; (xiii) expense; (xiv) margins; (xv) operating efficiency; (xvi) customer satisfaction; (xvii) working capital; (xviii) earnings per share of Stock; or (xix) lease up performance, net operating income performance or yield on development or redevelopment communities, any of which under the preceding clauses (i) through (xix) may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Restricted Stock Units, or Performance Share Award. Each such period shall not be less than 12 months.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

“Performance Share Award” means Awards granted pursuant to Section 10.

“Restricted Stock Award” means Awards granted pursuant to Section 7.

“Restricted Stock Units” means Awards granted pursuant to Section 8.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $0.001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award granted pursuant to Section 6.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company owns at least a 50% interest or controls, either directly or indirectly.

“Unrestricted Stock Award” means any Award granted pursuant to Section 9.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Committee.  The Plan shall be administered by either the Board or a committee of not less than two Independent Directors (in either case, the “Administrator”), as determined by the Board from time to time; provided that, (i) for purposes of Awards to Directors or Section 16 officers of the Company, the Administrator shall be deemed to include only Directors who are Independent Directors and no director who is not an Independent Director shall be entitled to vote or take action in connection with any such proposed

Award and (ii) for purposes of Performance Based Awards, the Administrator shall be a committee of the Board composed of two or more Outside Directors.

(b) Powers of Administrator.  The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Performance Share Awards and Dividend Equivalent Rights or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan and Section 2(b)(v) below, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards; except that repricing of Stock Options shall not be permitted without shareholder approval and further provided that, other than by reason of, or in connection with, any death, disability, retirement, employment termination (without cause), or Change of Control, the Administrator shall not accelerate or waive any restriction period applicable to any outstanding Restricted Stock Award or any Restricted Stock Unit beyond the minimum restriction periods set forth in Section 7 and Section 8, respectively, nor shall the Administrator accelerate or amend the aggregate period over which any Performance Share Award is measured to less than one (1) year;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award consistent with Section 2(b)(iv) and further provided that, other than by reason of, or in connection with, any death, disability, retirement, employment termination (without cause), or Change of Control, the Administrator shall not accelerate the exercisability or vesting of unvested Stock Options or Stock Appreciation Rights which in the aggregate, when combined with the aggregate number of shares of Stock issued pursuant to Section 9, exceed ten percent (10%) of the maximum number of shares of stock reserved and available for issuance under the Plan pursuant to Section 3(a), as amended;

(vi) subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised;

(vii) to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the grantee and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals;

(viii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration and operation of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration and operation of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan; and

(ix) to make any adjustments or modifications to Awards granted to participants who are working outside the United States and adopt any sub-plans as may be deemed necessary or advisable for participation of such participants, to fulfill the purposes of the Plan and/or to comply with applicable laws.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Awards.  The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards at Fair Market Value, to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act or Covered Employees. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Indemnification.  Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

SECTION 3.  STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable.  The maximum number of shares of Stock reserved and available for issuance under the Plan shall be [          ]* shares, subject to adjustment as provided in Section 3(b) (the “Pool”). For purposes of this limitation, in respect of any shares of Stock under any Award which shares are forfeited, canceled, satisfied without the issuance of Stock, otherwise terminated, or, for shares of Stock issued pursuant to any unvested full value Award, reacquired by the Company at not more than the grantee’s purchase price (other than by exercise) (“Unissued Shares”), the number of shares of Stock that were removed from the Pool for such Unissued Shares shall be added back to the Pool. Notwithstanding the foregoing, upon the exercise of any Award to the extent that the Award is exercised through tendering previously owned shares or through withholding shares that would otherwise be awarded and to the extent shares are withheld for tax withholding purposes, the Pool shall be reduced by the gross number of shares of Stock being exercised without giving effect to the number of shares tendered or withheld. Subject to such overall limitation, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, (i) Stock Options or Stock Appreciation Rights with respect to no more than 1,000,000 shares of Stock may be granted to any one individual grantee during any one calendar year period and (ii) each share subject to a full value award settled in stock — other than an Award that is a stock option or other award that requires the grantee to purchase shares for their fair market value at the time of grant — will reduce the number of shares in the Pool available for grant by three (3). The shares available for issuance from the Pool may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company and held in its treasury.

(b) Changes in Stock.  Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee, (iii) the maximum number of shares that may be granted under a Performance-Based Award, (iv) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (v) the repurchase price per share subject to each outstanding Restricted Stock Award, and (vi) the price for each share subject to any then outstanding Stock Options and Stock

* The total number of shares of Stock issuable pursuant to the Plan would equal 1,000,000, plus an additional number of shares equal to the number of shares remaining available for new grants or awards under the Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan as of the date that the Plan is approved by stockholders.

Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options or Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

The Administrator may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Administrator that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

(c) Mergers and Other Transactions.  In the case of and subject to the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale of all of the Stock of the Company to an unrelated person or entity (in each case, a “Sale Event”), upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee, including those that will become exercisable upon the consummation of the Sale Event; provided, however, that the exercise of Options and Stock Appreciation Rights not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event.

Notwithstanding anything to the contrary in this Section 3(c), in the event of a Sale Event pursuant to which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Administrator of the consideration payable per share of Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares of Stock subject to outstanding Option and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights.

(d) Substitute Awards.  The Administrator may grant Awards under the Plan in substitution for stock and stock-based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.  ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Independent Directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.  STOCK OPTIONS

Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

No Incentive Stock Option shall be granted under the Plan after July 14, 2020.

(a) Stock Options.  Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(i) Exercise Price.  The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(ii) Option Term.  The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such Stock Option shall be no more than five years from the date of grant.

(iii) Exercisability; Rights of a Stockholder.  Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. Subject to Section 2(b)(v), the Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv) Method of Exercise.  Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(A) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(B) Through the delivery (or attestation to the ownership) of shares of Stock that are not then subject to restrictions under any company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(C) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or

(D) With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

(E) Any other method permitted by the Administrator.

Payment instruments will be received subject to collection. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(v) Annual Limit on Incentive Stock Options.  To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

(b) Non-transferability of Options.  No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, or by the optionee’s legal representative or guardian in the event of the optionee’s incapacity. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Award agreement regarding a given Option that the optionee may transfer his Non-Qualified Stock Options to members of his immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option.

(c) Form of Settlement.  Shares of Stock issued upon exercise of a Stock Option shall be free of all restrictions under the Plan, except as otherwise provided in the Plan.

SECTION 6.  STOCK APPRECIATION RIGHTS

(a) Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value on the date of exercise calculated as follows: (i) the grant date exercise price of a share of Stock is (ii) subtracted from the Fair Market Value of the Stock on the date of exercise and (iii) the difference is multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

For example, if the grant date exercise price is $10.00 and the Fair Market Value on the date of exercise is $20.00, the difference is $10.00. If the grantee is exercising the Stock Appreciation Right as to 100 shares of Stock, he or she will receive shares with a value on the exercise date of $1,000.00 ($20.00 − $10.00 = $10.00. $10.00 x 100 = $1,000.00.) The grantee will receive 50 shares of stock. ($1,000.00 ÷ $20.00 = 50 shares.)

(b) Exercise Price of Stock Appreciation Rights.  The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(c) Grant and Exercise of Stock Appreciation Rights.  Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d) Terms and Conditions of Stock Appreciation Rights.  Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator. The term of a Stock Appreciation Right may not exceed ten years.

SECTION 7.  RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards.  A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b) Rights as a Stockholder.  Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company a stock power endorsed in blank.

(c) Restrictions.  Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. If a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, the Company shall have the right to repurchase Restricted Stock that has not vested at the time of termination at its original purchase price, from the grantee or the grantee’s legal representative.

(d) Vesting of Restricted Stock.  The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the Company’s right of repurchase as provided in Section 7(c) above.

(e) Restriction Period.  Restricted Stock subject to vesting upon the attainment of performance goals or objectives shall vest after the attainment of the stated performance goals or objectives but only after a restricted period of at least one (1) year. All other Restricted Stock shall vest after a restriction period of not less than three (3) years; provided, however, that any Restricted Stock with a time-based restriction may become vested incrementally over such three-year period.

(f) Waiver, Deferral and Reinvestment of Dividends.  The Restricted Stock Award agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

SECTION 8.  RESTRICTED STOCK UNITS

(a) Nature of Restricted Stock Units.  A Restricted Stock Unit is a bookkeeping entry representing the equivalent of one share of Stock for each Restricted Stock Unit awarded to a grantee and represents an unfunded and unsecured obligation of the Company. The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Unit at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, in the event that any such Restricted Stock Units granted to employees shall have a performance-based goal, the restriction period with respect to such Award shall not be less than one year, and in the event any such Restricted Stock Units granted to employees shall have a time-based restriction only (without any prior performance condition to the grant or vesting thereof), the total restriction period with respect to such Award shall not be less than three years; provided, however, that any Restricted Stock Units with a time-based restriction may become vested incrementally over such three-year period. At the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. To the extent that an award of Restricted Stock Units is subject to Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.

(b) Election to Receive Restricted Stock Units in Lieu of Compensation.  The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award.

(c) Rights as a Stockholder.  A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Restricted Stock Units, subject to such terms and conditions as the Administrator may determine.

(d) Termination.  Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.  UNRESTRICTED STOCK AWARDS

(a) Grant or Sale of Unrestricted Stock.  The Administrator may, in its sole discretion, grant (or sell at a purchase price determined by the Administrator) an Unrestricted Stock Award to any grantee, pursuant to which such grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such participant. The aggregate number of shares of Stock issuable pursuant to this Section 9, when combined with the number of shares of underlying unvested Stock Options accelerated pursuant to Section 2(b)(v) other than by reason of, or in connection with, any death, disability, retirement, employment termination, or Change of Control, is limited to ten percent (10%) of the maximum number of shares of Stock reserved and available for issuance under the Plan pursuant to Section 3(a), as amended.

(b) Elections to Receive Unrestricted Stock in Lieu of Compensation.  Upon the request of a grantee and with the consent of the Administrator, each grantee may, pursuant to an advance written election delivered to the Company no later than the date specified by the Administrator, receive a portion of the cash compensation otherwise due to such grantee in the form of shares of Unrestricted Stock (valued at Fair Market Value on the date or dates the cash compensation would otherwise be paid) either currently or on a deferred basis.

(c) Restrictions on Transfers.  The right to receive shares of Unrestricted Stock on a deferred basis may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.

SECTION 10.  PERFORMANCE SHARE AWARDS

(a) Nature of Performance Share Awards.  A Performance Share Award is an Award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals. The Administrator may make Performance Share Awards independent of or in connection with the granting of any other Award under the Plan. The Administrator in its sole discretion shall determine whether and to whom Performance Share Awards shall be made, the performance goals, the periods during which performance is to be measured (which in the aggregate shall not be less than one (1) year), and all other limitations and conditions.

(b) Restrictions of Transfer.  Performance Share Awards, and all rights with respect to such Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.

(c) Rights as a Stockholder.  A grantee receiving a Performance Share Award shall have the rights of a stockholder only as to shares actually received by the grantee under the Plan and not with respect to shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive a stock certificate evidencing the acquisition of shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award agreement (or in a performance plan adopted by the Administrator).

(d) Termination.  Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in all Performance Share Awards shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 11.  PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

(a) Performance-Based Awards.  A Performance-Based Award means any Restricted Stock Award, Restricted Stock Units, or Performance Share Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and any regulations appurtenant thereto. Any employee or other key person providing services to the Company and who is selected by the Administrator may be granted one or more Performance-Based Awards in the form of a Restricted Stock Award, Restricted Stock Units or Performance Share Awards payable upon the attainment of Performance Goals that are established by the Administrator and related to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall company performance or the performance of a division, business unit, or an individual. The Administrator, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Administrator may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Covered Employee. Each Performance-Based Award shall comply with the provisions set forth below.

(b) Grant of Performance-Based Awards.  With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

(c) Payment of Performance-Based Awards.  Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee’s Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d) Maximum Award Payable.  The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 200,000 shares of Stock (subject to adjustment as provided in Section 3(c) hereof).

SECTION 12.  DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights.  A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash dividends that would be paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares were held by the recipient. A Dividend Equivalent Right may be granted hereunder to any participant, as a component of another Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

(b) Interest Equivalents.  Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

SECTION 13.  TAX WITHHOLDING

(a) Payment by Grantee.  Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes taxable, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver stock certificates to any grantee is subject to and conditioned on tax obligations being satisfied by the grantee. The Company’s obligation to deliver stock certificates to any grantee is subject to and is conditioned on tax obligations being satisfied by the grantee.

(b) Payment in Stock.  If provided in the instrument evidencing an Award, the Company may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) allowing a grantee to transfer to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 14.  SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated or postponed except to the extent permitted by Section 409A.

SECTION 15.  TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16.  AMENDMENTS AND TERMINATION

Subject to requirements of law or any stock exchange or similar rules which would require a vote of the Company’s shareholders, the Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. If and to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, if and to the extent intended to so qualify, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c).

SECTION 17.  STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18.  CHANGE OF CONTROL PROVISIONS

Upon the occurrence of a Change of Control as defined in this Section 18:

(a) Each outstanding Stock Option shall automatically become fully exercisable.

(b) Except as otherwise provided in the applicable Award Agreement, conditions and restrictions on each outstanding Restricted Stock Award, Restricted Stock Unit and Performance Share Award will be removed.

(c) “Change of Control” shall mean the occurrence of any one of the following events:

(i) any “Person,” as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any of its Subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing in excess of 50% of either (A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) or (B) the then outstanding shares of Stock of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); or

(ii) persons who, as of the Effective Date, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii) the consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction in which the stockholders of the Company immediately prior to the Corporate Transaction, would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 80% of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any); or

(iv) the approval by the stockholders of any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person in excess of 50% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns in excess of 50% of the combined voting power of all then outstanding Voting Securities, then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

SECTION 19.  GENERAL PROVISIONS

(a) No Distribution; Compliance with Legal Requirements.  The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements, whether located in the United States or a foreign jurisdiction, have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

No Award under the Plan shall be a nonqualified deferred compensation plan, as defined in Code Section 409A, unless such Award meets in form and in operation the requirements of Code Section 409A(a)(2),(3), and (4).

(b) Delivery of Stock Certificates.  Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company.

(c) Other Compensation Arrangements; No Employment Rights.  Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(d) Trading Policy Restrictions.  Option exercises and other Awards under the Plan shall be subject to such company’s insider trading policy, as in effect from time to time.

(e) Forfeiture of Awards under Sarbanes-Oxley Act.  If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then, to the extent required by law, any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

(f) Loans to Grantees.  The Company shall have the authority to make loans to grantees of Awards hereunder (including to facilitate the purchase of shares) and shall further have the authority to issue shares for promissory notes hereunder.

(g) Designation of Beneficiary.  At the discretion of the Administrator the instrument evidencing an Award may permit the grantee to designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 20.  EFFECTIVE DATE OF PLAN

This Plan shall become effective upon approval by the holders of a majority of the shares of Stock of the Company present or represented and entitled to vote at a meeting of stockholders at which a quorum is present or by written consent of the stockholders. Subject to such approval by the stockholders, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board.

SECTION 21.  GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

Appendix C

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

FOURTH AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF INVERNESS MEDICAL INNOVATIONS, INC.

PURSUANT TO SECTION 242
OF THE GENERAL CORPORATION LAW OF
THE STATE OF DELAWARE

Inverness Medical Innovations, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies:

The Board of Directors of the Corporation, by vote of its members, duly adopted, pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), an amendment to the Amended and Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on November 19, 2001 and declared said amendment to be advisable. The amendment was duly adopted by the affirmative vote of the stockholders in accordance with the provisions of Section 242 of the DGCL.

RESOLVED:  That the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be amended to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Five Million (205,000,000) shares, of which (i) Two Hundred Million (200,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) Five Million (5,000,000) shares shall be a class designated as preferred stock, par value $0.001 per share (the “Preferred Stock”).”

IN WITNESS WHEREOF, the Corporation has caused this Fourth Amendment to the Certificate of Incorporation to be executed on its behalf by its [          ], [          ], as of this [  ] day of [          ], 2010.

Inverness Medical Innovations, Inc.

By:
Name:
Title:

C-1

inverness medical innovations, inc. C123456789 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 DQQQQM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 14, 2010. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/IMA2010 • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. • • Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2-4. 1. Election of Class III Directors to serve until the 2013 annual meeting of stockholders: For Withhold For Withhold For Withhold 02 — David Scott, Ph.D. 03 — Peter Townsend 01 — Robert P. Khederian 04 — Eli Y. Adashi, M.D. 2. Approval of an amendment to Inverness Medical Innovations, Inc.’s Amended and Restated Certificate of Incorporation, as amended, to change the name of the Company. 4. Approval of an amendment to Inverness Medical Innovations, Inc.’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock by 50,000,000 from 150,000,000 to 200,000,000. For Against Abstain 3. Approval of the Inverness Medical Innovations, Inc. 2010 Stock Option and Incentive Plan. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. For Against Abstain Non-Voting Items Change of Address — Please print new address below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign this proxy exactly as names appear hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 JNT 1UPX 0257561 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MRASAMPLEAND MRASAMPLEAND MRASAMPLEANDMRASAMPLEANDMRASAMPLEAND MRASAMPLEAND MRASAMPLEAND MRASAMPLEAND

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. inverness medical innovations,inc. Proxy — Inverness Medical Innovations, Inc. 51 SAWYER ROAD, SUITE 200 WALTHAM, MASSACHUSETTS 02453 Proxy For Annual Meeting of Stockholders To Be Held July 14, 2010 This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints RON ZWANZIGER and PAUL T. HEMPEL, and each of them acting singly, proxies with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote all shares of the voting stock of Inverness Medical Innovations, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Inverness Medical Innovations, Inc. to be held on July 14, 2010 at 12:30 P.M. at the Company’s Corporate Headquarters, 51 Sawyer Road, Suite 200, Waltham, MA 02453, or any adjournment or postponement thereof, upon the matters set forth on the reverse side. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE; IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE. (Continued and to be voted on reverse side.)